Exhibit 15.4
Nokia Siemens Networks
in 2009

Nokia Siemens Networks –
Consolidated Financial Statements
2009

Contents          1

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Nokia Siemens Networks B.V.
In our opinion, the accompanying consolidated statements of financial position and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and the consolidated statements of cash flows present fairly, in all material respects, the financial position of Nokia Siemens Networks B.V. group of companies (the Group) at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009, as well as for the nine month period ended December 31, 2007 in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and in conformity with IFRS as adopted by the European Union. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers Oy

PricewaterhouseCoopers Oy
Helsinki, Finland
March 31, 2010

2          Nokia Siemens Networks in 2009

Nokia Siemens Networks
Consolidated Income Statement

		2009	2008	2007[1]
For the year ended December 31	Notes	EURm	EURm	EURm

Net sales	4	12 574	15 309	11 696
Cost of sales	5, 9, 17	(9 113)	(11 042)	(8 763)

Gross profit		3 461	4 267	2 933
Research and development expenses	5, 9	(2 267)	(2 470)	(2 489)
Selling and marketing expenses	5, 9	(1 348)	(1 411)	(1 285)
Administrative and general expenses	5, 9	(573)	(683)	(566)
Impairment of goodwill	8	(1 609)	–	–
Other income	5, 7	131	228	120
Other expenses	7	(81)	(234)	(165)

Operating loss		(2 286)	(303)	(1 452)
Share of results of associated companies	14, 32	32	(13)	4
Financial income and expenses	10	(182)	(148)	(51)

Loss before tax		(2 436)	(464)	(1 499)
Income tax (expense)/benefit	11	(371)	162	425

Loss for the period		(2 807)	(302)	(1 074)

Attributable to:
Equity holders of the parent		(2 815)	(337)	(1 104)
Minority interest		8	35	30

1	Represents a nine-month period through December 31, 2007 as the Group commenced operations on April 1, 2007.

The notes are an integral part of these consolidated financial statements.

Consolidated Financial Statements          3

Nokia Siemens Networks
Consolidated Statement of
Comprehensive Income

		2009	2008	2007[1]
For the year ended December 31	Notes	EURm	EURm	EURm

Loss for the period		(2 807)	(302)	(1 074)
Other comprehensive income
Translation differences	20	(25)	(2)	34
Cash flow hedges	21	133	(179)	15
Available-for-sale investments	21	4	(6)	1
Other (decrease)/increase		(2)	(14)	9
Income tax related to components of other comprehensive income	20, 21	(34)	48	(4)

Other comprehensive income/(expense), net of tax		76	(153)	55

Total comprehensive loss for the period		(2 731)	(455)	(1 019)

Attributable to:
Equity holders of the parent		(2 729)	(493)	(1 046)
Minority interest		(2)	38	27

1	Represents a nine-month period through December 31, 2007 as the Group commenced operations on April 1, 2007.

The notes are an integral part of these consolidated financial statements.

4          Nokia Siemens Networks in 2009

Nokia Siemens Networks
Consolidated Statement of
Financial Position

		2009	2008
As at December 31	Notes	EURm	EURm

ASSETS
Non-current assets
Capitalized development costs	12	131	224
Goodwill	2, 8, 12	–	1 606
Other intangible assets	12	1 184	1 686
Property, plant and equipment	13	521	554
Investments in associated companies	14	26	62
Investments in other companies		1	3
Deferred tax assets	25	678	1 123
Long-term loans receivable	15, 33	48	31
Available-for-sale investments	15	16	17

		2 605	5 306
Current assets
Inventories	17, 19	902	1 297
Accounts receivable, net of allowances for doubtful accounts	15, 19, 31, 33	5 787	6 813
Prepaid expenses and accrued income	18	1 096	1 281
Current portion of long-term loans receivable	15, 33	14	102
Other financial assets	15, 33	269	530
Available-for-sale investments, liquid assets	15, 33	34	135
Available-for-sale investments, cash equivalents	15, 23, 33	311	709
Bank and cash	23	449	757

		8 862	11 624
Assets classified as held for sale	30	–	3
Total assets		11 467	16 933

EQUITY AND LIABILITIES
Equity attributable to equity holders of the parent
Share Capital	22	0	0
Share issue premium		7 194	7 194
Translation differences	20	22	35
Fair value and other reserves	21	47	(54)
Accumulated deficit		(4 288)	(1 471)

		2 975	5 704
Minority interest		119	139

Total equity	23	3 094	5 843

Non-current liabilities
Long-term interest-bearing liabilities	15, 33	1 852	1 252
Deferred tax liabilities	25	315	626
Provisions	27	274	244
Other long-term liabilities	6	107	96

		2 548	2 218
Current liabilities
Current portion of long-term loans	15, 31, 33	14	53
Short-term borrowings	15, 31, 33	324	1 258
Other financial liabilities	15, 16	56	189
Accounts payable	15, 31, 33	2 103	2 636
Accrued Expenses	26	2 750	3 653
Provisions	27	578	1 083

		5 825	8 872
Total liabilities		8 373	11 090

Total equity and liabilities		11 467	16 933

The notes are an integral part of these consolidated financial statements.

Nokia Siemens Networks in 2009          5

Nokia Siemens Networks
Consolidated Statement of Cash Flows

		2009	2008	2007[1]
For the year ended December 31	Notes	EURm	EURm	EURm

Cash flow from operating activities
Loss attributable to equity holders of the parent		(2 815)	(337)	(1 104)
Adjustments	32	3 240	1 214	1 281

Profit attributable to equity holders of the parent before change in net working capital		425	877	177
Change in net working capital	32	(227)	(465)	(797)

Cash from/(used in) operations		198	412	(620)
Interest received		25	35	10
Interest paid		(165)	(64)	(56)
Other financial income and expenses, net (paid)/received		(76)	35	202
Income taxes paid		(337)	(230)	(162)

Net cash (used in)/from operating activities		(355)	188	(626)
Cash flow from investing activities
Acquisition of Group companies, net of acquired cash		–	(227)	(12)
Purchase of shares in associated companies		(3)	(12)	–
Purchase of current available-for-sale investments, liquid assets		(3)	(37)	(210)
Purchase of non-current available-for-sale investments		–	–	(8)
Additions to capitalized development costs		(26)	(79)	(67)
Proceeds from/(investments in) other long-term receivables		1	(1)	4
Proceeds from/(investments in) short-term loans receivable		84	(195)	66
Capital expenditures		(278)	(287)	(220)
Disposal of shares in Group companies, net of disposed cash		–	(9)	5
Proceeds from disposal of shares in associated companies		38	–	–
Proceeds from disposal of businesses		18	–	–
Proceeds from sale of current available-for-sale investments, liquid assets		106	67	68
Proceeds from sale of non-current available-for-sale investments		3	8	8
Proceeds from sale of property, plant and equipment, and intangible assets		63	19	79

Net cash from/(used in) investing activities		3	(753)	(287)
Cash flow from financing activities
Proceeds of parents contributed to share issue premium		–	18	566

Proceeds from long-term borrowings		753	701	114
Repayment of long-term borrowings		(208)	(33)	(19)
(Repayments of)/proceeds from short-term borrowings		(861)	412	562
Dividends paid to minority interest		(18)	(14)	(12)
Dividends received from associated companies		–	6	12

Net cash (used in)/from financing activities		(334)	1 090	1 223
Foreign exchange adjustment		(20)	(4)	2
Net (decrease)/increase in cash and cash equivalents		(706)	521	312

Cash and cash equivalents at beginning of period		1 466	945	633

Cash and cash equivalents at end of period		760	1 466	945

Cash and cash equivalents comprise:
Bank and cash		449	757	895
Current available-for-sale investments, cash equivalents		311	709	50

		760	1 466	945

1	Represents a nine-month period through December 31, 2007 as the Group commenced operations on April 1, 2007.

The figures in the Consolidated Statement of Cash Flows cannot be traced directly from the Consolidated Statement of Financial Position without additional information as a result of acquisitions and disposals of subsidiaries and net foreign exchange differences arising on consolidation.

The notes are an integral part of these consolidated financial statements.

6          Nokia Siemens Networks in 2009

Nokia Siemens Networks
Consolidated Statement of Changes in Shareholders’ Equity

		Attributable to owners of the parent
				Share		Fair value	Accum-	Before
		Number	Share	issue	Translation	and other	ulated	minority	Minority
EURm	Notes	of shares	capital[1]	premium[2]	differences	reserves	deficit	interest	interest	Total

Balance at April 1, 2007		100 073	0	7 172	–	70	–	7 242	127	7 369

(Loss)/Profit							(1 104)	(1 104)	30	(1 074)
Other comprehensive income
Cash flow hedges, net of tax	21					11		11		11
Available-for-sale investments, net of tax	21					1		1		1
Currency translation differences, net of tax	20				40			40	(6)	34
Other increase, net of tax							6	6	3	9

Total comprehensive income/(expense) for the period					40	12	(1 098)	(1 046)	27	(1 019)
Dividend								–	(12)	(12)
Equity contribution by minority shareholder								–	8	8
Other changes in equity				2				2		2

Balance at December 31, 2007		100 073	0	7 174	40	82	(1 098)	6 198	150	6 348

(Loss)/Profit							(337)	(337)	35	(302)
Other comprehensive income
Cash flow hedges, net of tax	21					(132)		(132)		(132)
Available-for-sale investments, net of tax	21					(4)		(4)		(4)
Currency translation differences, net of tax	20				(5)			(5)	3	(2)
Other decrease, net of tax							(15)	(15)		(15)

Total comprehensive (expense)/income for the period					(5)	(136)	(352)	(493)	38	(455)
Dividend								–	(14)	(14)
Additional parent contribution				18				18		18
Disposal of subsidiaries							(9)	(9)	(25)	(34)
Acquisitions and other changes in minority interests							(12)	(12)	(10)	(22)
Other changes in equity				2				2		2

Balance at December 31, 2008		100 073	0	7 194	35	(54)	(1 471)	5 704	139	5 843

(Loss)/Profit							(2 815)	(2 815)	8	(2 807)
Other comprehensive income
Cash flow hedges, net of tax	21					98		98		98
Available-for-sale investments, net of tax	21					3		3		3
Currency translation differences, net of tax	20				(13)			(13)	(10)	(23)
Other decrease, net of tax							(2)	(2)		(2)

Total comprehensive (expense)/income for the period					(13)	101	(2 817)	(2 729)	(2)	(2 731)
Dividend								–	(18)	(18)

Balance at December 31, 2009		100 073	0	7 194	22	47	(4 288)	2 975	119	3 094

1	Share capital comprises EUR 400 thousand of authorized shares of the Group.

2	Share issue premium includes contributions received from Nokia and Siemens, as well as the fair value allocation related to the acquisition of Siemens’ carrier-related operations.

The notes are an integral part of these consolidated financial statements.

Nokia Siemens Networks in 2009          7

Notes to the Consolidated Financial Statements
1. Accounting principles
General
Nokia Siemens Networks B.V., a limited liability company incorporated and domiciled in The Hague, the Netherlands, is the “holding company” for all its subsidiaries (“Nokia Siemens Networks” or “the Group”). The Group’s operational headquarters are in Espoo, Finland. The Group provides mobile and fixed network infrastructure, communications and network service platforms, as well as professional services and business solutions to operators and service providers.
Basis of presentation
The consolidated financial statements of Nokia Siemens Networks are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and in conformity with IFRS as adopted by the European Union (“IFRS”). The consolidated financial statements are presented in millions of euro (EURm), except as otherwise noted, and are prepared under the historical cost convention, except as disclosed in the accounting policies below.
     The Group commenced operations on April 1, 2007 upon the contribution of certain tangible and intangible assets and certain business interests that comprised Nokia Corporation’s (“Nokia”) networks business and Siemens Aktiengesellschaft (“Siemens”) carrier-related operations. Nokia and Siemens (the “parent companies”) each own approximately 50% of Nokia Siemens Networks. Nokia is incorported in Espoo, Finland and Siemens is incorporated in Munich, Germany. Nokia has the ability to appoint the CEO of the Group and the majority of the members of the Board of Directors. Accordingly, for accounting purposes, Nokia is deemed to have control and thus consolidates the results of Nokia Siemens Networks in its financial statements. Siemens accounts for its ownership using the equity method of accounting. On March 31, 2010, the Board of Directors of Nokia Siemens Networks B.V. authorized the financial statements for issuance.
     The Income Statement, Statement of Comprehensive Income, Statement of Cash Flows, Statement of Changes in Shareholders’ Equity and related footnotes are presented for three periods to align with one of the parent companies’ reporting requirements in the United States. The comparative figures for 2007 are prepared for the nine-month period April 1, 2007 to December 31, 2007.
     This paragraph is included in connection with statutory reporting requirements in Germany. The fully consolidated German subsidiaries, Nokia Siemens Networks GmbH & Co. KG, registered in the commercial register of Munich under HRA 88537 and Nokia Siemens Networks Services GmbH & Co. KG, registered in the commercial register of Munich under HRA 90646 have made use of the exemption available under § 264b of the German Commercial Code (HGB).
Adoption of pronouncements under IFRS
In the current year, the Group has adopted the following new and revised standards, amendments and interpretations to existing standards issued by the IASB that are relevant to its operations and effective for accounting periods commencing on or after January 1, 2009:
•	Amendment to IFRS 2, Share-based Payment, Group and Treasury Share Transactions, clarifies the definition of different vesting conditions, the treatment of all non-vesting conditions and provides further guidance on the accounting treatment of cancellations by parties other than the entity.

•	Amendments to IFRS 7, Financial Instruments: Disclosures,
require entities to provide additional disclosures about fair value measurements. The amendments clarify the existing requirements for the disclosure of liquidity risk.

•	IAS 1 (Revised), Presentation of Financial Statements, prompts entities to aggregate information in the financial statements on the basis of shared characteristics. All non-owner changes in equity (i.e. comprehensive income) should be presented either in one statement of comprehensive income or in a separate income statement and statement of comprehensive income.

•	Amendment to IAS 20, Accounting for Government Grants and disclosure of Government Assistance, requires that the benefit of a below-market rate government loan is measured as the difference between the carrying amount in accordance with IAS 39, Financial Instruments: Recognition and Measurement, and the proceeds received, with the benefit accounted for in accordance with IAS 20.

•	Amendment to IAS 23, Borrowing Costs, changes the treatment of borrowing costs that are directly attributable to an acquisition, construction or production of a qualifying asset. These costs will consequently form part of the cost of that asset. Other borrowing costs are recognized as an expense.

•	Under the amended IAS 32, Financial Instruments: Presentation, the Group must classify puttable financial instruments or instruments or components thereof that impose an obligation to deliver to another party, a pro-rata share of net assets of the entity only on liquidation, as equity. Previously, these instruments would have been classified as financial liabilities.

•	Amendments to IFRIC 9, Reassessment of Embedded Derivatives and IAS 39 clarify the accounting treatment of embedded derivatives when reclassifying financial instruments.

•	IFRIC 13, Customer Loyalty Programs, addresses the accounting surrounding customer loyalty programs and whether some consideration should be allocated to free goods or services provided by a company. Consideration should be allocated to award credits based on their fair value, as they are a separately identifiable component.

•	IFRIC 15, Agreements for the Construction of Real Estate, helps entities determine whether a particular construction agreement is within the scope of IAS 11, Construction Contracts, or IAS 18, Revenue. At issue is whether such an agreement constitutes a construction contract under IAS 11. If so, an entity should use the percentage-of-completion method to recognize revenue. If not, the entity should account for the agreement under IAS 18.

•	IFRIC 16, Hedges of a Net Investment in a Foreign Operation, clarifies the accounting treatment in respect of net investment hedging. This includes the fact that net investment hedging relates to differences in functional currency not presentation currency, and hedging instruments may be held anywhere in the Group.

•	IFRIC 18, Transfers of Assets from Customers, clarifies the requirements for agreements in which an entity receives an item of property, plant and equipment or cash it is required to use to construct or acquire an item of property, plant and equipment that must be used to provide access to a supply of goods or services.

•	In addition, a number of other amendments that form part of the IASB’s annual improvement project were adopted by the Group.
     The adoption of each of the above mentioned standards did not have a material impact on the consolidated financial statements.

8          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

Principles of consolidation
The consolidated financial statements include the accounts of Nokia Siemens Networks B.V. as the parent company (“the Parent”), and each of those companies over which the Group exercises control. Control over an entity exists when the Group owns, directly or indirectly through subsidiaries, over 50% of the voting rights of the entity, the Group has the power to govern the operating and financial policies of the entity through agreement or the Group has the power to appoint or remove the majority of the members of the Board of Directors of the entity.
     The Group’s share of profits and losses of associated companies is included in the consolidated income statement in accordance with the equity method of accounting. After the carrying amount of the investor’s interest is reduced to nil, losses continue to be recorded, when it is considered that a constructive obligation exists. An associated company is an entity over which the Group exercises significant influence. Significant influence exists when the Group owns, directly or indirectly through subsidiaries, over 20% of the voting rights of the company.
     All inter-company transactions are eliminated as part of the consolidation process. Minority interests are presented separately as a component of net profit and they are shown as a component of shareholders’ equity in the consolidated statement of financial position. Profits realized in connection with the sale of fixed assets between the Group and associated companies are eliminated in proportion to share ownership. Such profits are deducted from the Group’s equity and fixed assets and released in the Group accounts over the same period as depreciation is charged.
     The companies acquired during the financial periods presented have been consolidated from the date on which control of the net assets and operations was transferred to the Group. Similarly, the result of a Group company divested during an accounting period is included in the Group accounts only to the date of disposal.
Business combinations
The purchase method of accounting is used to account for acquisitions of separate entities or businesses by the Group. The cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities assumed or incurred, equity instruments issued and costs directly attributable to the acquisition. Identifiable assets, liabilities and contingent liabilities acquired or assumed by the Group are measured separately at their fair value as of the acquisition date. The excess of the cost of the acquisition over the Group’s interest in the fair value of the identifiable net assets acquired is recorded as goodwill.
Non-current assets held-for-sale
Non-current assets or disposal groups are classified as assets held-for-sale when their carrying amount is expected to be recovered primarily from a sale transaction rather than through continued use. These assets (in case of disposal groups, assets and liabilities) are presented separately in the consolidated statement of financial position and measured at the lower of their carrying amount and fair value less costs to sell. Non-current assets classified as held-for-sale, or included in a disposal group that is classified as held-for-sale, are not depreciated.
Assessment of the recoverability of long-lived and intangible assets and goodwill
The Group assesses the carrying value of goodwill annually or more frequently if events or changes in circumstances indicate that such carrying value may not be recoverable. The Group assesses the carrying value of identifiable intangible assets and long-lived assets if events or changes in circumstances indicate that such carrying value may not be recoverable. Factors that trigger an impairment review include, but are not limited to, underperformance relative to historical or projected future results, significant changes in the manner of the use of the acquired assets or the strategy for the overall business and significant negative industry or economic trends.
     The Group conducts its impairment testing by determining the recoverable amount for the asset or cash-generating unit. The recoverable amount of an asset or a cash-generating unit is the higher of its fair value less costs to sell and its value-in-use. The recoverable amount is then compared to the asset’s carrying amount and an impairment loss is recognized if the recoverable amount is less than the carrying amount. Impairment losses are recognized immediately in the income statement.
Foreign currency translation
Functional and presentation currency
The financial statements of the majority of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (functional currency). The consolidated financial statements are presented in euro, which is the functional and presentation currency of the Parent.
Transactions in foreign currencies
Transactions in foreign currencies are recorded at the rates of exchange prevailing at the dates of the individual transactions. For practical reasons, a rate that approximates the actual rate at the date of the transaction is often used. At the end of an accounting period, the unsettled balances on foreign currency monetary assets and liabilities are valued at the rates of exchange prevailing at the year end. Foreign exchange gains and losses arising from statement of financial position items, as well as fair value changes in the related hedging instruments, are reported in financial income and expenses. For non-monetary items, such as shares, the unrealized foreign exchange gains and losses are recognized in other comprehensive income.
Foreign Group companies
In the consolidated financial statements, all income and expenses of foreign Group companies, where the functional currency is other than euro, are translated into euro at the average foreign exchange rates for the accounting period. All assets and liabilities of foreign Group companies are translated into euro at the year end foreign exchange rates. Differences resulting from the translation of income and expenses at the average rate and assets and liabilities at the closing rate are treated as an adjustment affecting other comprehensive income. On the disposal of all or part of a foreign Group company by sale, liquidation, repayment of share capital or abandonment, the cumulative amount or proportionate share of the translation difference is recognized as income or expense in the same period in which the gain or loss on disposal is recognized.

Notes to the Consolidated Financial Statements          9

Notes to the Consolidated Financial Statements

Revenue recognition
Sales from the majority of the Group, for contracts involving solutions achieved through the modification of complex telecommunications equipment, are recognized using the percentage of completion method when the outcome of the contract can be estimated reliably. A contract’s outcome can be estimated reliably when total contract revenue and the costs to complete the contract can be estimated reliably, it is probable that the economic benefits associated with the contract will flow to the Group and the stage of contract completion can be measured reliably. When the Group is not able to meet any one of those conditions, the policy is to recognize revenue only equal to costs incurred to date, to the extent that such costs are expected to be recovered. The Group accounts for special pricing agreements, price protection and other volume-based discounts as a reduction in revenue.
     Progress towards completion is measured by reference to cost incurred to date as a percentage of estimated total project costs, using the cost-to-cost method.
     The percentage of completion method relies on estimates of total expected contract revenue and costs, as well as dependable measurement of the progress made towards completing a particular project. Recognized revenues and profits are subject to revisions during the project in the event that the assumptions regarding the overall project outcome are revised. The cumulative impact of a revision in estimates is recorded in the period such revisions become likely and estimable. Losses on projects in progress are recognized in the period they become probable and estimable.
     The Group enters into transactions involving multiple components consisting of any combination of hardware, services and software. The commercial effect of each separately identifiable component of the transaction is evaluated in order to reflect the substance of the transaction. Revenue is allocated to each separately identifiable component based on the relative fair value of each component. The revenue allocated to each component is recognized when the revenue recognition criteria for that component have been met.
     Service revenue, which typically includes managed services and maintenance services, is generally recognized on a straight-line basis over the specified period unless there is evidence that some other method better represents the rendering of services.
     Sales of telecommunications equipment, software and related services not involving modification of complex telecommunication equipment are recognized when the significant risks and rewards of ownership have transferred to the buyer, continuing managerial involvement usually associated with ownership and effective control have ceased, the amount of revenue can be measured reliably, it is probable that economic benefits associated with the transaction will flow to the Group and the costs incurred or to be incurred in respect of the transaction can be measured reliably.
Shipping and handling costs
The costs of shipping and distributing products are included in cost of sales.
Research and development
Research and development costs are expensed as incurred, except for certain development costs, which are capitalized when it is probable that a development project will generate future economic benefits and certain criteria, including commercial and technological feasibility, have been met. Capitalized development costs, comprising direct labor and related overhead, are amortized on a systematic basis over their expected useful lives of between two and five years.
     Capitalized development costs are subject to regular assessments of recoverability based on anticipated future revenues, including the impact of changes in technology. Unamortized capitalized development costs determined to be in excess of their recoverable amounts are expensed immediately.
Other intangible assets
Acquired patents, trademarks, licenses, software licenses for internal use, customer relationships and developed technology are capitalized and amortized using the straight-line method over their useful lives, generally three to six years, but not exceeding 20 years. Where an indication of impairment exists, the carrying amount of any intangible asset is assessed and written down to its recoverable amount.
Pensions
The Group companies have various pension schemes in accordance with the local conditions and practices in the countries in which they operate. The schemes are generally funded through payments to insurance companies or to trustee-administered funds as determined by periodic actuarial calculations.
     In a defined contribution plan, the Group has no legal or constructive obligation to make any additional contributions if the party receiving the contributions is unable to pay the pension obligations in question. The Group’s contributions to defined contribution plans are recognized in the income statement in the period to which the contributions relate. All arrangements that do not fulfill these conditions are considered defined benefit plans.
     For defined benefit plans, pension costs are assessed using the projected unit credit method: the pension cost is recognized in the income statement so as to spread the service cost over the service lives of employees. The pension obligation is measured as the present value of the estimated future cash outflows using interest rates on high quality corporate bonds or government bonds with appropriate maturities. Actuarial gains and losses outside the corridor are recognized over the average remaining service lives of employees. The corridor is defined as 10% of the greater of the value of plan assets and defined benefit obligation at the beginning of the respective year.
     Past service costs are recognized immediately in the income statement, unless the changes to the pension plan are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past service costs are amortized on a straight-line basis over the vesting period.
     The liability (or asset) recognized in the statement of financial position is the pension obligation at the closing date less the fair value of plan assets, the share of unrecognized actuarial gains and losses and past service costs. Any net pension asset is limited to unrecognized actuarial losses, past service cost, the present value of available refunds from the plan and expected reductions in future contributions to the plan.

10         Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

Property, plant and equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over the expected useful lives of the assets as follows:

Buildings and constructions	20 – 33 years
Production machinery, measuring and test equipment	1 – 3 years
Other machinery and equipment	3 – 10 years

Land and water areas are not depreciated.
Maintenance, repairs and renewals are generally charged to expense during the financial period in which they are incurred. However, major renovations are capitalized and included in the carrying amount of the asset when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Group. Major renovations are depreciated over the remaining useful life of the related asset. Leasehold improvements are depreciated over the shorter of the lease term or useful life. Gains and losses on the disposal of fixed assets are included in operating profit or loss.
Leases
Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.
     The Group has entered into various operating leases, the payments under which are treated as rental expenses and recognized in the income statement on a straight-line basis over the lease terms unless another systematic approach is more representative of the pattern of the Group’s benefit.
Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is determined using standard cost, which approximates actual cost on a FIFO (First-in, First-out) basis. Net realizable value is the amount that can be realized from the sale of the inventory in the normal course of business after allowing for the costs of realization. In addition to the cost of materials and direct labor, an appropriate proportion of production overhead is included in the inventory values. An allowance is recorded for excess inventory and obsolescence based on the lower of cost or net realizable value.
Financial assets
The Group has classified its financial assets as one of the following categories: available-for-sale investments, financial assets at fair value through profit and loss, loans and receivables or cash and cash equivalents.
Available-for-sale investments
The Group classifies the following investments as available-for-sale based on the purpose of acquiring the investments as well as ongoing intentions: (1) highly liquid, interest-bearing investments with maturities at acquisition of less than three months, which are classified in the statement of financial position as current available-for-sale investments, cash equivalents, (2) similar types of investments as in category (1), but with maturities at acquisition of longer than three months, classified in the statement of financial position as current available-for-sale investments, liquid assets, (3) investments in technology-related publicly quoted equity shares, or unlisted private equity shares and unlisted funds, classified in the statement of financial position as non-current available-for-sale investments.
     Current fixed income and money-market investments are fair valued by using quoted market rates, discounted cash flow analyses and other appropriate valuation models at the statement of financial position date. Investments in publicly quoted equity shares are measured at fair value using exchange quoted bid prices. Other available-for-sale investments carried at fair value include holdings in unlisted shares. Fair value is estimated by using various factors, including, but not limited to: (1) the current market value of similar instruments, (2) prices established from a recent arm’s length financing transaction of the target companies, (3) analysis of market prospects and operating performance of the target companies taking into consideration public market comparable companies in similar industry sectors.
     All purchases and sales of investments are recorded on the trade date which is the date that the Group commits to purchase or sell the asset.
     The fair value changes of available-for-sale investments are recognized in fair value and other reserves as part of other comprehensive income, with the exception of interest calculated using the effective interest method and foreign exchange gains and losses on monetary assets, which are recognized directly in the income statement. Dividends on available-for-sale equity instruments are recognized in the consolidated income statement when the Group’s right to receive payment is established. When the investment is disposed of, the related accumulated fair value changes are released from other comprehensive income and recognized in the income statement. The weighted average method is used when determining the cost-basis of publicly listed equities being disposed of. The FIFO method is used to determine the cost basis of fixed income securities being disposed of. An impairment is recorded when the carrying amount of an available-for-sale investment is greater than the estimated fair value and there is objective evidence that the asset is impaired. The cumulative net loss relating to that investment is removed from equity and recognized in the income statement for the period. If, in a subsequent period, the fair value of the investment in a non-equity instrument increases and the increase can be objectively related to an event occurring after the loss was recognized, the loss is reversed, with the amount of the reversal included in the income statement.
Financial assets at fair value through profit and loss, liquid assets
Financial assets at fair value through profit and loss, liquid assets include highly liquid financial assets designated at fair value through profit or loss at inception. For financial assets designated at fair value through profit or loss, the following criteria must be met: (1) the designation eliminates or significantly reduces the inconsistent treatment that would otherwise arise from measuring the assets or recognizing gains or losses on a different basis; or (2) the assets are part of a group of financial assets, which are managed and their performance evaluated on a fair value basis, in accordance with a documented risk management or investment strategy.
     These financial assets are initially recorded at fair value. Subsequent to initial recognition, these financial assets are remeasured

Notes to the Consolidated Financial Statements          11

Notes to the Consolidated Financial Statements

at fair value. Fair value adjustments and realized gains and losses are recognized in the income statement.
Loans and receivables
Loans receivable include loans to customers and are measured initially at fair value and subsequently at amortized cost using the effective interest method, less impairment. Loans are subject to regular reviews as to their collectability and as to available collateral; in the event that any loan is deemed not fully recoverable, a provision is made to reflect the shortfall between the carrying amount and the present value of the expected cash flows. Interest income on loans receivable is recognized by applying the effective interest rate. The long-term portion of loans receivable is included on the statement of financial position in Long-term loans receivable and the current portion in Current portion of long-term loans receivable.
     Accounts receivable include both amounts invoiced to customers and amounts where the Group’s revenue recognition criteria have been fulfilled but the customers have not yet been invoiced. Accounts receivable are carried at amortized cost using the effective interest rate method less allowances for doubtful accounts. Allowances for doubtful accounts are based on a periodic review of all outstanding amounts including an analysis of historical bad debt, customer concentrations, customer creditworthiness, current economic trends and changes in our customer payment terms. Bad debts are written off when identified as uncollectible and are included in other operating expenses. The Group derecognizes an accounts receivable balance only when the contractual rights to the cash flows from the asset expire or it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity.
Cash and cash equivalents
Bank and cash consist of cash at bank and in hand. Cash equivalents consist of highly liquid available-for-sale investments purchased with remaining maturities at the date of acquisition of three months or less.
Financial liabilities
Loans payable
Loans payable are recognized initially at fair value, net of transaction costs incurred. In subsequent periods, loans are stated at amortized cost using the effective interest method. The long-term portion of loans payable is included on the statement of financial position under Long-term interest-bearing liabilities and the current portion under Current portion of long-term loans receivable.
     Interest costs are recognized in the income statement as financial income and expenses in the period in which they are incurred.
Accounts payable
Accounts payable are carried at the original invoiced amount which is considered to be fair value due to its short-term nature.
Derivative financial instruments
All derivatives are recognized initially at fair value on the date a derivative contract is entered into and are remeasured subsequently at their fair value. The method of recognizing the resulting gain or loss varies according to whether the derivatives are designated and qualify under hedge accounting or not. Generally the cash flows of a hedge are classified as cash flows from operating activities in the consolidated statement of cash flows as the underlying hedged items relate to the Group’s operating activities. When a derivative contract is accounted for as a hedge of an identifiable position relating to financing or investing activities, the cash flows of the contract are classified in the same manner as the cash flows of the position being hedged.
Derivatives not designated in hedge accounting relationships carried at fair value through profit and loss
Fair values of forward rate agreements, interest rate options, futures contracts and exchange traded options are calculated based on quoted market rates at each statement of financial position date. Discounted cash flow analyses are used to value interest rate and currency swaps. Changes in the fair value of these contracts are recognized in the income statement.
     Fair values of cash-settled equity derivatives are calculated by revaluing the contract at quoted market rates at each statement of financial position date. Changes in fair value are recognized in the income statement.
     Forward foreign exchange contracts are valued at the market forward exchange rates. Changes in fair value are measured by comparing these rates with the original contract forward rate. Currency options are valued at each statement of financial position date by using the Garman & Kohlhagen option valuation model. Changes in the fair value of these instruments are recognized in the income statement.
     For the derivatives not designated under hedge accounting but hedging identifiable exposures such as anticipated foreign currency denominated sales and purchases, the gains and losses are recognized in other operating income or expenses. The gains and losses on all other hedges not designated under hedge accounting are recognized in financial income and expenses.
     Embedded derivatives, if any, are identified and monitored by the Group and recorded at fair value at each statement of financial position date. In assessing the fair value of embedded derivatives, the Group employs a variety of methods including option pricing models and discounted cash flow analysis using assumptions that are based on market conditions existing at each statement of financial position date. The fair value changes are recognized in the income statement.
Hedge accounting
The Group applies hedge accounting for “Qualifying hedges”. Qualifying hedges are those properly documented cash flow hedges of the foreign exchange rate risk of future anticipated foreign currency denominated sales and purchases and variable interest paying debt that meet the requirements set out in IAS 39, Financial Instruments: Recognition and Measurement. The cash flow being hedged must be “highly probable” and must present an exposure to variations in cash flows that could ultimately affect profit or loss. The hedge must be highly effective, both prospectively and retrospectively.
Cash flow hedges: Hedging of anticipated foreign currency denominated sales and purchases
The Group uses hedge accounting in respect of certain forward foreign exchange contracts and options, or option strategies which have zero net premium or a net premium paid, and where the critical terms of the bought and sold options within a collar or zero premium structure are

12          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

the same and where the nominal amount of the sold option component is no greater than that of the bought option.
     For qualifying foreign exchange forwards, the change in fair value that reflects the change in spot exchange rates is deferred in other comprehensive income to the extent that the hedge is effective. For qualifying foreign exchange options or option strategies, the change in intrinsic value is deferred in other comprehensive income to the extent that the hedge is effective. In all cases the ineffective portion is recognized immediately in the income statement as financial income and expenses. Hedging costs, either expressed as the change in fair value that reflects the change in forward exchange rates less the change in spot exchange rates for forward foreign exchange contracts, or changes in the time value for options, or options strategies are recognized in other operating income or expenses.
     Accumulated fair value changes from qualifying hedges are released from other comprehensive income into the income statement as adjustments to sales and cost of sales in the period when the hedged cash flow affects the income statement. If the hedged cash flow is no longer expected to take place, all deferred gains or losses are released immediately into the income statement as adjustments to sales and cost of sales. If the hedged cash flow ceases to be highly probable but is still expected to take place, accumulated gains and losses remain in equity until the hedged cash flow affects the income statement.
Cash flow hedges: Hedging of cash flow variability on variable rate liabilities
The Group applies cash flow hedge accounting for hedging cash flow variability on variable rate liabilities. The effective portion of the gain or loss relating to interest rate swaps hedging variable rate borrowings is deferred in other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the income statement as financial income and expenses.
Income taxes
The tax expense comprises current tax and deferred tax. Current taxes are based on the results of the Group companies and are calculated according to local tax rules. Tax is recognized in the income statement except to the extent that it relates to items recognized in other comprehensive income or directly in equity, then the tax is also recognized in other comprehensive income or equity, respectively.
     Deferred tax assets and liabilities are determined, using the liability method, for all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the unused tax losses or deductible temporary differences can be utilized. When circumstances indicate it is no longer probable that deferred tax assets will be utilized, they are assessed for realizability and adjusted as necessary. Deferred tax liabilities are recognized for temporary differences that arise between the fair value and tax base of identifiable net assets acquired in business combinations. Deferred tax assets and deferred tax liabilities are offset for presentation purposes when there is a legally enforceable right to set off current tax assets against current tax liabilities, and the deferred tax assets and the deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.
     The enacted or substantially enacted tax rates as of each statement of financial position date that are expected to apply in the period when the asset is realized or the liability is settled are used in the measurement of deferred tax assets and liabilities.
Provisions
Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount can be made. Where the Group expects a provision to be reimbursed, the reimbursement is recognized as an asset only when the reimbursement is virtually certain. At statement of financial position date, the Group assesses the adequacy of its existing provisions and adjusts the amounts as necessary based on actual experience and changes in future estimates.
Warranty provisions
The Group provides for the estimated liability to repair or replace products under warranty at the time revenue is recognized. The provision is an estimate based on historical experience of the level of repairs and replacements.
Intellectual property rights (IPR) provisions
The Group provides for the estimated future settlements related to asserted and unasserted IPR infringements based on the probable outcome of potential infringement.
Tax provisions
The Group recognizes a provision for tax contingencies based upon the estimated future settlement amount at each statement of financial position date.
Restructuring provisions
The Group provides for the estimated cost to restructure when a detailed formal plan of restructuring has been completed and the restructuring plan has been announced.
Project related provisions
The Group provides for the alignment of its product portfolio and the related replacement of discontinued products at customer sites.
The Group provides for onerous contracts based on the lower of the expected cost of fulfilling the contract and the expected cost of terminating the contract.
Other provisions
The Group provides for merger-related activities, such as onerous volume commitments, and other contractual obligations based on the expected cost of executing contractual commitments or formal committed plans.
Share-based compensation
The Group offers three types of cash-settled share-based compensation schemes for former Nokia employees: stock options,

Notes to the Consolidated Financial Statements          13

Notes to the Consolidated Financial Statements

performance shares and restricted shares. The share-based incentive awards were granted to former Nokia Networks employees prior to the formation of Nokia Siemens Networks. These employees have retained their rights to share-based incentive awards after the formation of Nokia Siemens Networks in accordance with the terms of a separate agreement between Nokia and Siemens. Nokia has the obligation to provide the Nokia Siemens Networks employees with the equity instruments needed, and the Group is required to pay Nokia for the provision of equity instruments.
     Employee services received, and the liability incurred, are measured at the fair value of the liability. Until the liability is settled, the fair value of the liability is remeasured at each reporting date and at the date of settlement, with any changes in value recognized in the income statement.
     The fair value of stock options is estimated based on the reporting date market price of Nokia’s shares less the exercise price of the stock options. The Group determines the compensation expense for the stock option plans on a straight-line basis over the vesting period for each quarterly lot.
     The fair value of performance shares and restricted shares is estimated based on the reporting date market price of Nokia’s shares less the present value of dividends expected to be paid during the remaining vesting period. The Group recognizes the compensation expense for the performance share and restricted share plans over the vesting period of each plan.
Dividends
Dividends are recognized in the consolidated financial statements of the Group when approved by the Board of Directors and Shareholders in accordance with the Parent’s Articles of Association.
     Subject to applicable mandatory provisions of the laws in the Netherlands and approval at the Annual General Meeting, the parent companies have agreed a general dividend policy of an annual cash dividend at least equal to 50% of the Group’s consolidated net income for the financial years ending after December 31, 2008. This general policy may be deviated from in any year upon the joint decision of the parent companies.
Use of estimates and critical accounting judgments
The preparation of financial statements in conformity with IFRS requires the application of judgment by management in selecting appropriate assumptions for calculating financial estimates which inherently contain some degree of uncertainty. Management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the reported carrying values of assets and liabilities and the reported amounts of revenues and expenses that may not be readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     Set forth below are areas requiring significant judgment and estimation that may have an impact on reported results and the financial position.
Revenue recognition
Revenue from contracts involving solutions achieved through modification of complex telecommunications equipment is recognized on the percentage of completion basis when the outcome of the contract can be estimated reliably. Recognized revenues and profits are subject to revisions during the project in the event that the assumptions regarding the overall project outcome are revised. Current sales and profit estimates for projects may materially change due to the early stage of a long-term project, new technology, changes in the project scope, changes in costs, changes in timing, changes in customers’ plans, realization of penalties, and other corresponding factors.
Customer financing
The Group has provided a limited number of customer financing arrangements and agreed extended payment terms with selected customers. Should the actual financial position of the customers or general economic conditions differ from assumptions, the ultimate collectability of such financings and trade credits may be required to be re-assessed, which could result in a write-off of these balances and thus negatively impact profits in future periods. The Group endeavours to mitigate this risk through the transfer of its rights to the cash collected from these arrangements to third party financial institutions on a non-recourse basis in exchange for an up front cash payment.
Allowances for doubtful accounts
The Group maintains allowances for doubtful accounts for estimated losses resulting from the subsequent inability of customers to make required payments. If the financial conditions of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required in future periods.
Inventory-related allowances
The Group periodically reviews inventory for excess amounts, obsolescence and declines in market value below cost and records an allowance against the inventory balance for any such declines. These reviews require management to estimate future demand for products. Possible changes in these estimates could result in revisions to the valuation of inventory in future periods.
Warranty provisions
The Group provides for the estimated cost of product warranties at the time revenue is recognized. The Group’s warranty provision is established based upon best estimates of the amounts necessary to settle future and existing claims on products sold as of each statement of financial position date. As new products incorporating complex technologies are continuously introduced, and as local laws, regulations and practices may change, changes in these estimates could result in additional allowances or changes to recorded allowances being required in future periods.
Provision for intellectual property rights (IPR) infringements
The Group provides for the estimated future settlements related to asserted and unasserted IPR infringements based on the probable outcome of potential infringement. IPR infringement claims can last for varying periods of time, resulting in unpredictable movements in the IPR infringement provision. The ultimate outcome or actual cost of settling an individual infringement may materially vary from estimates.

14          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

Capitalized development costs
The Group capitalizes certain development costs when it is probable that a development project will generate future economic benefits and certain criteria, including commercial and technological feasibility, have been met. Should a product fail to substantiate its estimated feasibility or life cycle, material development costs may be required to be written off in future periods.
Business combinations
The Group applies the purchase method of accounting to account for acquisitions of separate entities or businesses. Application of the purchase method involves estimation of the fair value of identifiable assets acquired and liabilities assumed as of the acquisition date. The determination and allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring management judgment. Actual results may differ from the forecasted amounts and the difference could be material.
Assessment of the recoverability of long-lived and intangible assets and goodwill
The recoverable amounts for long-lived assets, intangible assets and goodwill have been determined based on the expected future cash flows attributable to the asset or cash-generating unit discounted to present value. The key assumptions applied in the determination of the recoverable amount include the discount rate, length of the explicit forecast period and estimated growth rates, profit margins and level of operational and capital investment. Amounts estimated could differ materially from what will actually occur in the future.
Fair value of derivatives and other financial instruments
The fair value of financial instruments that are not traded in an active market (for example, unlisted equities, currency options and embedded derivatives) is determined using various valuation techniques. The Group uses judgment to select an appropriate valuation methodology as well as underlying assumptions based on existing market practice and conditions. Changes in these assumptions may cause the Group to recognize impairments or losses in future periods.
Income taxes
Management judgment is required in determining income tax expense, tax provisions, deferred tax assets and liabilities and the extent to which deferred tax assets can be recognized. When circumstances indicate it is no longer probable that deferred tax assets will be utilized, they are assessed for realizability and adjusted as necessary. If the final outcome of these matters differs from the amounts recorded initially, differences may impact the income tax expense in the period in which such determination is made.
Pensions
The determination of pension obligations and expenses for defined benefit pension plans is dependent on certain assumptions used by actuaries in calculating such amounts. Those assumptions include, among others, the discount rate, expected long-term rate of return on plan assets and annual rate of increase in future compensation levels. A portion of plan assets is invested in equity securities which are subject to equity market volatility. Changes in assumptions and actuarial conditions may materially affect the pension obligation and future expense.
Share-based compensation
The Group operates various types of cash-settled share-based compensation schemes for employees. The fair value of stock options is estimated based on the reporting date market price of Nokia’s shares, less the exercise price of the stock options. Changes in the market price of Nokia’s shares may materially affect future expense. Fair value of performance shares and restricted shares is estimated based on the reporting date market price of Nokia’s shares, less the present value of dividends expected to be paid during the remaining vesting period. Changes in the market price of Nokia’s share may materially affect future expense. Non-market vesting conditions attached to performance shares are included in assumptions about the number of shares that the employee will ultimately receive relating to projections of Nokia’s net sales and earnings per share. Significant differences in employee option activity, Nokia’s equity market performance and Nokia’s projected and actual net sales and earnings per share performance, may materially affect future expense.
New accounting pronouncements under IFRS
The Group will adopt the following new and revised standards, and amendments and interpretations to existing standards issued by the IASB, that are expected to be relevant to its operations:
•	Amendments to IFRS 2, Share-based Payment, and IFRIC 11, Group and Treasury Share Transactions, clarify that an entity that receives goods or services in a share-based payment arrangement should account for those goods or services regardless of which entity in the group settles the transaction, and regardless of whether the transaction is settled in shares or cash.

•	IFRS 3 (revised), Business Combinations, replaces IFRS 3 (as issued in 2004). The main changes brought by IFRS 3 (revised) include clarification of the definition of a business, immediate recognition of all acquisition-related costs in profit or loss, recognition of subsequent changes in the fair value of contingent consideration in accordance with other IFRSs and measurement of goodwill arising from step acquisitions at the acquisition date.

•	IAS 27 (revised), Consolidated and Separate Financial Statements, clarifies presentation of changes in parent-subsidiary ownership. Changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for exclusively in equity. If a parent loses control of a subsidiary, it shall derecognize the consolidated assets and liabilities, and any investment retained in the former subsidiary shall be recognized at fair value at the date when control is lost. Any differences resulting from this shall be recognized in profit or loss. When losses attributed to the minority (non-controlling) interests exceed the minority’s interest in the subsidiary’s equity, these losses shall be allocated to the non-controlling interests even if this results in a deficit balance.

•	Amendment to IAS 32, Financial Instruments: Presentation requires that if rights issues offered are issued pro rata to an entity’s existing shareholders in the same class for a fixed amount of currency, they should be classified as equity regardless of the currency in which the exercise price is denominated.

•	Amendments to IFRIC 14 – IAS 19, The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their

Notes to the Consolidated Financial Statements          15

Notes to the Consolidated Financial Statements

Interaction, address the circumstances when an entity is subject to minimum funding requirements and makes an early payment of contributions to cover those requirements. The amendment permits such an entity to treat the benefit of such an early payment as an asset.

•	IFRIC 19, Extinguishing Financial Liabilities with Equity Instruments, clarifies the requirements when an entity renegotiates the terms of a financial liability with its creditor and the creditor agrees to accept the entity’s equity instruments to settle the financial liability fully or partially. The entity’s equity instruments issued to a creditor are part of the consideration paid to extinguish the financial liability and the issued instruments should be measured at their fair value.

•	IFRS 9, Financial Instruments, will change the classification, measurement and impairment of financial instruments as well as hedge accounting based on an entity’s objectives for the related contractual cash flows.
     In addition, there are a number of other amendments that form part of the IASB’s annual improvement project which will adopted by the Group on January 1, 2010.
     The Group will adopt IFRS 3 (revised), IAS 27 (revised), IFRIC 14 and IAS 19 and IAS 32, as well as the additional amendments that form part of the IASB’s annual improvement project, on January 1, 2010. IFRIC 19 will be adopted on January 1, 2011. The Group does not expect that the adoption of these new standards, interpretations and amendments will have a material impact on the financial condition and results of operations.
     The Group will adopt the amendments to IFRS 2 and IFRIC 11 on January 1, 2010. The Group is required to adopt IFRS 9 by January 1, 2013 with earlier adoption permitted. The Group is currently evaluating the potential impact of these amendments and this standard on the Group’s accounts.
2. Formation of Nokia Siemens Networks
Nokia and Siemens completed a transaction to form Nokia Siemens Networks on April 1, 2007. Nokia and Siemens contributed to Nokia Siemens Networks certain tangible and intangible assets and certain business interests that comprised Nokia’s networks business and Siemens’ carrier-related operations. This transaction combined the worldwide mobile and fixed-line telecommunications network equipment businesses of Nokia and Siemens. Nokia and Siemens each own approximately 50% of Nokia Siemens Networks. Nokia has the ability to appoint the CEO of the Group and the majority of the members of the Board of Directors. Accordingly, for accounting purposes, Nokia is deemed to have control and thus consolidates the results of Nokia Siemens Networks in its financial statements. Siemens accounts for its ownership using the equity method of accounting.
     Nokia Siemens Networks commenced operations on April 1, 2007. Nokia and Siemens contributed net assets with book values amounting to EUR 1 742 million and EUR 2 385 million, respectively. Nokia’s contributed networks business was valued at EUR 5 500 million and was used to determine the purchase price.
     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

	Siemens’ carrier-related operations
	Carrying
	amount	Fair value	Useful
	EURm	EURm	lives

Intangible assets subject to amortization:
Customer relationships	–	1 290	6 years
Developed technology	–	710	4 years
License to use trade name and trademark	–	350	5 years
Capitalized development costs	143	154	3 years
Other intangible assets	47	47	3-5 years

	190	2 551

Property, plant & equipment	371	344
Deferred tax assets	111	181
Other non-current assets	153	153

Non-current assets	825	3 229

Inventories	1 010	1 138
Accounts receivable	3 135	3 087
Prepaid expenses and accrued income	870	846
Other financial assets	55	55
Bank and cash	382	382

Current Assets	5 452	5 508

Total assets acquired	6 277	8 737
Deferred tax liabilities	171	997
Long-term interest-bearing liabilities	34	34

Non-current liabilities	205	1 031

Short-term borrowings	231	213
Accounts payable	1 539	1 491
Accrued expenses	1 344	1 502
Provisions	463	397

Current liabilities	3 577	3 603

Total liabilities assumed	3 782	4 634

Minority interest	110	108

Net assets acquired	2 385	3 995

Purchase price		5 500

Goodwill arising on formation of
Nokia Siemens Networks		1 505

The goodwill of EUR 1 505 million was allocated to the Group’s single cash-generating unit expected to benefit from the synergies of the combination. The goodwill was attributable to the assembled workforce and synergies expected to arise subsequent to the acquisition. None of the goodwill acquired was expected to be deductible for income tax purposes.
     It was not practicable to determine the amount of the loss specifically attributable to the business acquired from Siemens since the acquisition date included in the Group’s profit for the period. This was due to the ongoing integration of the acquired Siemens carrier-related operations and Nokia’s networks business, and management’s focus on the operations and results of the combined entity, Nokia Siemens Networks.

16          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements
3. Acquisitions and disposals
Acquisitions effected in 2009
On July 22, 2009 the Group completed its acquisition of 51% of the outstanding stock of Hunan Huanuo Technology Co., Ltd. As a result of the acquisition, the Group’s total ownership interest has increased from 49% to 100%. Based in Changsha, China, Hunan Huanuo Technology Co., Ltd engages in providing infrastructure services with Nokia Siemens Networks as its primary customer. The purchase consideration paid and goodwill arising from the acquisition amounted to EUR 1 million (in cash) and EUR 4 million respectively. The goodwill was attributable to the assembled workforce and the synergies expected to arise subsequent to the acquisition. The assets acquired and liabilities assumed are immaterial to the Group’s consolidated financial statements.
Acquisitions effected in 2008
In 2008, the Group acquired the outstanding shares of two unrelated companies, the net assets of another unrelated business and the remaining outstanding minority interests in two consolidated entities. The acquired businesses develop products and deliver services in specific areas with strategic interest to the Group. Acquisitions in 2008 were as follows:

Acquired Businesses	Description of the business	Type of acquisition	Acquisition date

Vivento Technical Services (VTS)	Infrastructure services provider	Asset purchase	January 1, 2008

Atrica Inc.	Ethernet specialist and solutions provider	100% of shares	January 7, 2008

Apertio Ltd.	Subscriber data platforms and applications provider	100% of shares	February 11, 2008

These transactions were individually immaterial to the Group. The results of acquired businesses, amounting to a loss of EUR 58 million before taxes, were included in the Group’s operating results since the respective acquisition dates. This amount does not include any of the synergies and operating results that the Group’s existing entities have generated with the products and services from these acquired entities. It is not practicable to determine revenue and profit or loss of the combined entity for the period as if all business combinations had taken effect January 1, 2008 due to pre-acquisition financial information not being available.
     In connection with the acquisition of the VTS business from a telecommunications operator, the Group assumed a five-year managed services contract and entered into additional contracts for providing equipment and services over the next five years to 2012.
     The aggregate purchase price of the 2008 acquisitions were paid in cash and amounted to EUR 192 million, net of cash received, and was allocated as follows:

	Carrying
	amount	Fair value	Useful
	EURm	EURm	lives

Intangible assets subject to amortization:
Developed technology	–	113	5 years
License to use tradename and trademark	–	6	5 years
Intangible assets	9	2	3-5 years

	9	121

Property, plant & equipment	7	5
Deferred costs	13	–
Other non-current assets	29	210

Non-current assets	58	336

Inventories	13	13
Accounts receivable	11	11
Prepaid expenses and accrued income	12	7
Bank and cash	12	12

Current Assets	48	43

Total assets acquired	106	379

Deferred tax liabilities	–	33
Provisions	–	180
Other	49	32

Non-current liabilities	49	245

Short-term borrowings	12	12
Accounts payable	4	4
Accrued expenses	25	19
Other long-term liabilities	4	4

Current liabilities	45	39

Total liabilities assumed	94	284

Net assets acquired	12	95

Goodwill on acquisition		109
Consideration paid (including acquisition related costs of EUR 2 million)		204
Cash acquired		12

Net cash outflow for acquisitions		192

Notes to the Consolidated Financial Statements          17

Notes to the Consolidated Financial Statements

     In addition, earn-out payments for acquisitions totalled EUR 3 million, resulting in a total cash outflow of EUR 195 million. The goodwill of EUR 109 million, attributable to the acquisition of Apertio Ltd. and Atrico Inc. only, was allocated to the single cash-generating unit of the Group. The goodwill was attributable to the assembled workforce and the synergies expected to arise subsequent to the acquisition. None of the goodwill acquired was expected to be deductible for income tax purposes.
Disposals effected in 2009 and 2008
On March 31, 2009 the Group completed the sale of substantially all its assets and liabilities related to its Intelligence Solutions business for cash consideration of EUR 18 million, of which EUR 6 million is contingent on the performance of the disposed business in 2009.
     In 2008, the Group divested its German based subsidiary SRI Radio Systems GmbH and 56.82% ownership in Dasan Networks Korea Inc. In addition, the Group carried out two other individually immaterial disposals. Total consideration received for the disposals in 2008 amounted to EUR 39 million in cash.
     In both years presented, the assets and liabilities disposed of were as follows:

EURm	2009	2008

Property, plant and equipment	1	8
Inventories	5	42
Accounts receivable	16	21
Prepaid expenses and accrued income	–	15
Other financial assets	–	30
Bank and cash	–	48

Total assets disposed of	22	164

Minority interest	–	(25)
Accounts payable	–	(85)
Accrued expenses	(2)	(20)
Provisions	(5)	(4)

Total liabilities disposed of	(7)	(134)

4. Revenue recognition
Contract sales recognized under percentage of completion accounting are EUR 6 869 million in 2009 (EUR 9 220 million in 2008 and EUR 7 369 million in 2007). Services revenue for managed services and network maintenance contracts is EUR 2 607 million in 2009 (EUR 2 530 million in 2008 and EUR 1 577 million in 2007).
     Included in accrued expenses are advances received related to construction contracts of EUR 126 million at December 31, 2009 (EUR 261 million in 2008). Contract revenues recorded prior to billings are EUR 1 396 million at December 31, 2009 (EUR 2 100 million in 2008) and billing in excess of costs incurred are EUR 451 million at December 31, 2009 (EUR 677 million in 2008).
     The aggregate amount of costs incurred and profits recognized (net of recognized losses) under construction contracts in progress since inception is EUR 15 351 million at December 31, 2009 (EUR 11 707 million in 2008).
     Retentions related to construction contracts, included in accounts receivable, are EUR 265 million at December 31, 2009 (EUR 211 million in 2008).
     Sales from telecommunication equipment, software and related services not involving the modification of complex telecommunication equipment, are EUR 3 098 million in 2009 (EUR 3 559 million in 2008 and EUR 2 750 million in 2007).
5. Personnel expenses

EURm	2009	2008	2007

Wages and salaries	3 057	2 936	2 226
Share-based compensation (income)/ expense, total	(12)	(19)	100
Pension expenses, net	189	148	149
Other social expenses	380	445	329

Personnel expenses	3 614	3 510	2 804

Pension expenses include expenses related to defined contribution plans of EUR 154 million (EUR 163 million in 2008 and EUR 99 million in 2007). Income on pension and other social costs based on the related employee benefit charge recognized during the year and included in the share-based compensation income/expense is not material (income of EUR 1 million in 2008 and expense of EUR 2 million in 2007).
     In 2008, a gain of EUR 65 million was recorded on the transfer of the Nokia Pension Fund to a pension insurance company which is included in other operating income. Refer to Note 7, Other operating income and expenses.
     Average personnel in 2009 was 62 130 (59 965 in 2008 and 60 005 in 2007).
6. Pensions
The Group’s largest pension plans are in Germany where individual benefits are generally based on eligible compensation levels and/or ranking within the company and years of service. The majority of active employees in Germany participate in a pension scheme based on the BSAV (Beitragsorientierte Siemens Altersversorgung). This plan is a partly funded defined benefit pension plan, the benefits of which are predominantly based on contributions made by the company and returns earned on such contributions, subject to a minimum return guaranteed by the company. Prior to this plan, employees participated in the IP-Plan (Individuelle Pensionszusage), which was closed to new entrants in 2003 and any entitlement previously earned was integrated into the BSAV. The funding vehicle for the BSAV and former IP plan is named the “NSN Pension Trust e.V”.
     Other significant plans are in Switzerland and the United Kingdom (UK). In Switzerland, individual benefits are provided through the collective foundation Profond. The plan’s benefits are based on age, years of service, salary and on an individual old age account. The funding vehicle for the pension scheme is the Profond Vorsorgeeinrichtung. In the UK, individual benefits are generally dependent on eligible compensation levels and years of service for the defined benefit section of the plan and on individual investment choices for the defined contribution section of the plan. The funding vehicle for the pension plan is the Nokia Siemens Networks Pension Plan that is run on a Trust basis.
     In prior years, the Group had a significant pension plan in Finland. Prior to March 1, 2008, a portion of the Finnish state TyEL (Työntekijäin eläkelaki) system was accounted for as a defined benefit plan. As of March 1, 2008 the Finnish statutory pension liability and related assets were transferred from the Nokia Pension Foundation to the pension

18          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

insurance company Varma. The transfer did not affect the number of employees covered by the plan nor did it affect the current employees’ entitlement to pension benefits. From the date of transfer onwards, the entire TyEL plan is accounted for as a defined contribution plan. Until the date of transfer, the Group’s share of the defined benefit obligation, plan assets and expenses was accounted for based on the number of active employees and is included in the prior year disclosures. The Group has not retained any direct or indirect obligation to pay employee benefits relating to employee service in current, prior or future periods. Thus, the transfer of the Finnish statutory pension liability and assets is reflected as a settlement in the disclosures below. The transfer resulted in a EUR 65 million gain included in other operating income. Refer to Note 7, Other operating income and expenses.
     In addition, the Group operates a number of post-retirement plans in various other countries. These plans include both defined contribution and defined benefit sections.
     The following table sets forth the changes in the benefit obligation and fair value of plan assets during the year and the funded status of the defined benefit pension plans showing the amounts that are recognized in the Group’s consolidated statement of financial position at December 31:

EURm	2009	2008

Present value of defined benefit obligations at the beginning of year	(822)	(1 083)
Foreign currency exchange rate changes	–	11
Current service cost	(43)	(55)
Interest cost	(48)	(47)
Plan participants’ contributions	(11)	(5)
Past service cost loss	–	(2)
Actuarial (loss)/gain	(77)	48
Business combinations	2	(7)
Curtailments	–	9
Settlements	–	290
Benefits paid	26	22
Other movements[1]	9	(3)

Present value of defined benefit obligations at end of year	(964)	(822)

Plan assets at fair value at beginning of year	847	988
Foreign currency exchange rate changes	–	(6)
Expected return on plan assets	51	44
Actuarial gain/(loss) on plan assets	42	(15)
Employer contribution	28	103
Plan participants’ contributions	11	5
Benefits paid	(14)	(10)
Business combinations	(1)	6
Curtailments	–	(4)
Settlements	–	(266)
Other movements[1]	(9)	2

Plan assets at fair value at end of year	955	847

(Deficit)/surplus	(9)	25
Unrecognized past service cost	1	2
Unrecognized net actuarial gains	(62)	(105)
Amount not recognized as an asset in the statement of financial position because of limit in IAS 19 paragraph 58(b)	(5)	–

Accrued pension cost in statement of financial position	(75)	(78)

1	The UK plan consists of several plans, one of which has been classified in 2009 as a defined contribution plan as it does not include a requirement to provide a minimum level of benefits. The impact is included in Other movements.
The present value of the defined benefit obligations include EUR 582 million (EUR 515 million in 2008) of wholly funded obligations, EUR 339 million (EUR 257 million in 2008) of partly funded obligations and EUR 43 million (EUR 50 million in 2008) of unfunded obligations.
     The amounts recognized in the income statement are as follows:

EURm	2009	2008	2007

Current service cost	43	55	63
Interest cost	48	47	40
Expected return on plan assets	(51)	(44)	(35)
Net actuarial gains recognized in the year	(8)	(5)	–
Past service cost (gain)/loss	–	1	–
Impact of IAS 19 paragraph 58(b)	4	–	–
Curtailments or settlements	–	(70)	(18)

Total, included in personnel expenses	36	(16)	50

Movements in accrued pension cost recognized in the statement of financial position are as follows:

EURm	2009	2008

Accrued pension cost as at beginning of year	78	212
Net expense recognized in the income statement	36	(16)
Contributions paid	(28)	(104)
Benefits paid	(13)	(12)
Business combinations	1	1
Foreign currency exchange rate changes	2	(4)
Other movements	(1)	1

Accrued pension costs at end of year[2]	75	78

2	Included within Other long-term liabilities.

EURm	2009	2008	2007

Present value of defined benefit obligation	(964)	(822)	(1 083)
Plan assets at fair value	955	847	988
(Deficit)/surplus	(9)	25	(95)

Experience adjustments arising on plan obligations amounted to a gain of EUR 1 million (gains of EUR 31 million and EUR 9 million in 2008 and 2007 respectively). Experience adjustments arising on plan assets amounted to a gain of EUR 41 million (gains of EUR 3 million and EUR 3 million in 2008 and 2007 respectively).
     The principal actuarial weighted average assumptions used were as follows:

%	2009	2008

Discount rate for determining present values	5.29	5.85
Expected long-term rate of return on plan assets	5.59	6.04
Annual rate of increase in future compensation levels	2.57	2.60
Pension increases	1.78	1.75

Notes to the Consolidated Financial Statements          19

Notes to the Consolidated Financial Statements

The Group’s weighted average pension plan asset allocation as a percentage of plan assets at December 31 by asset category is as follows:

%	2009	2008

Asset Category:
Equity securities	21	10
Debt securities	66	76
Insurance contracts	5	4
Real estate	2	2
Short-term investments	6	8

Total	100	100

The objective of the investment activities is to maximize the excess of plan assets over projected benefit obligations, within an accepted risk level, taking into account the interest rate and inflation sensitivity of the assets as well as the obligations. Additionally, the objective is to generate an efficient strategic asset allocation in accordance with the Group’s investment policy to achieve the required return on pension assets.
     The total expected return is based on the expected return multiplied by the respective percentage weight of the market-related value of plan assets. The expected return is defined on a uniform basis, reflecting long-term historical returns, current market conditions and strategic asset allocation.
     In 2009, the actual return on plan assets is EUR 94 million (EUR 29 million in 2008).
     In 2010, the Group expects to make contributions of EUR 47 million to its defined benefit pension plans.
7. Other operating income and expenses
Other operating income for 2009 includes a gain of EUR 22 million on the sale of real estate in Finland. Other operating expenses also include net income of EUR 15 million due to changes in doubtful account allowances and bad debt write-offs. Refer to Note 19, Valuation and qualifying accounts.
     Other operating income for 2008 included a gain of EUR 65 million on the transfer of the Finnish statutory pension liability to pension insurance company Varma. Refer to Note 6, Pensions. Other operating expenses for 2008 included a cost of EUR 68 million due to changes in doubtful account allowances. Other operating expenses also included a cost of EUR 47 million due to impairments.
     Other operating income for 2007 included a gain of EUR 53 million on the sale of real estate in Finland. Other operating expenses for 2007 included EUR 47 million in charges related to integration costs.
     In all three years presented, other operating income and expenses also include the costs and income associated with hedging forecasted sales and purchases (forward points of cash flow hedges). From 2009 onwards the fair value changes of derivatives hedging identifiable and probable forecasted cash flows are also included in this line item.
8. Impairment
Goodwill
For the purpose of impairment testing, goodwill has been allocated to the Group’s single cash-generating unit (CGU). Following the annual impairment test of goodwill, an impairment loss of EUR 1 609 million, equaling to the full value of the Group’s goodwill, was recorded to bring the carrying value of the CGU down to its recoverable amount. The recoverable amount was determined based on the fair value less costs to sell approach. No other class of asset was impaired. The impairment loss is presented as impairment of goodwill in the consolidated income statement.
     In the absence of observable market prices, the fair value less costs to sell was estimated based on an income approach, specifically a discounted cash flow (DCF) model.
     The cash flow projections employed in the model were based on financial plans approved by management. These projections are consistent with external sources of information, wherever available. Cash flows beyond the explicit forecast period of five years, were extrapolated by applying an estimated residual growth rate of 1%. This residual growth rate does not exceed the long-term average growth rates for the industry and economies in which the Group operates. The post-tax cash flow projections were discounted using a post-tax discount rate of 9.95%, which is a pre-tax discount rate of 13.24%.
     The impairment charge was due to a fall in long term cash flow forecasts resulting from a reduction in net sales and gross margin estimates. The key reasons underlying the more conservative outlook regarding gross margin development include further deterioration in the macroeconomic environment coupled with increased competition which has led to a loss of market share in 2009.
     The goodwill impairment testing analysis conducted for the years ended December 31, 2008 and 2007 did not result in any impairment charges.
Other intangible assets
In 2009, in connection with the decline in the Group’s profit and cash flow projections, the Group conducted an assessment of the carrying amounts of the identifiable intangible assets arising from its formation (Refer to Note 2, Formation of Nokia Siemens Networks), concluding that such carrying amounts are recoverable.
Investments in associated and other companies
The Group recorded an impairment charge of EUR 11 million in 2009 on classification of the Group’s 47.7% ownership in Iskratel Telekomunikacijski sistemi d.o.o. as an asset held-for-sale. The impairment loss was determined as the fair value less costs to sell of the equity interest held, and was due to a decrease in the value of the investment following the deterioration of the economic environment in Slovenia. The sale of the shares was completed on June 12, 2009.
     In 2008, the Group recognized aggregate impairment losses of EUR 12 million related to certain investments in equity securities following the classification of one investment as available-for-sale, another as an asset held-for-sale, and a decision to close down the operations of one company. These impairment losses were determined as the fair value less costs to sell of the equity ownerships held. In both years, impairment charges are included in other operating expenses in the consolidated income statement.
Non-current assets and inventory
During 2008, the Group recorded an impairment charge of EUR 35 million on classification of the Group’s manufacturing site in Durach as a disposal group held-for-sale. The impairment loss was determined as the fair value less costs to sell of the transferring net assets. EUR 22 million of the total charge related to non-current assets and EUR 13 million to inventory. This impairment amount is included in other operating expenses in the consolidated income statement. The sale of the site in Durach was closed on November 30, 2008.

20          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

Capitalized development costs
In 2007, the Group recorded an impairment charge of EUR 27 million for capitalized development costs. The impairment loss was determined as the full carrying amount of the capitalized development programs related to products that would not be included in future product portfolios. This impairment amount was included in research and development expenses in the consolidated income statement.
9. Depreciation and amortization

EURm	2009	2008	2007

Depreciation and amortization by function
Cost of sales	77	83	66
Research and development	444	467	357
Selling and marketing	293	294	220
Administrative and general	46	45	34

Total	860	889	677

10. Financial income and expenses

EURm	2009	2008	2007

Interest income on available-for-sale financial instruments	25	32	44
Interest expense on financial liabilities carried at amortized cost	(145)	(141)	(61)
Other financial income	3	9	1
Other financial expenses	(10)	(12)	(7)
Net foreign exchange gains/(losses):
From foreign exchange derivatives designated at fair value through profit and loss	46	(66)	127
From statement of financial position items revaluation	(101)	30	(155)

Total	(182)	(148)	(51)

11. Income taxes

EURm	2009	2008	2007

Income tax expense/(benefit)
Current tax	272	298	334
Deferred tax	99	(460)	(759)

Total	371	(162)	(425)

Netherlands	17	8	11
Other countries	354	(170)	(436)

Total	371	(162)	(425)

The difference between the income tax expense computed at the statutory rate in the Netherlands of 25.5% and income taxes recognized in the consolidated income statement is reconciled as follows at December 31:

EURm	2009	2008	2007

Income tax expense/(benefit) at statutory rate	(621)	(118)	(382)
Permanent differences	(22)	(7)	61
Non tax deductible impairment of goodwill	424	–	–
Taxes for prior years	(6)	(39)	9
Effect of different statutory tax rates in foreign subsidiaries	2	28	(34)
Net change in tax contingencies	33	7	29
Changes in income tax rates[1]	3	(19)	(122)
Valuation adjustments of deferred tax assets[2]	563	(10)	7
Change of deferred tax liability on undistributed earnings	7	–	10
Other	(12)	(4)	(3)

Income tax expense/(benefit)	371	(162)	(425)

1	In 2007, the statutory tax rate applicable to the business in Germany was reduced from 40% to 32%. The impact of the change on the consolidated income statement through change in deferred taxes was EUR 122 million (tax benefit).

2	In 2009, valuation adjustments consist mainly of non-recognition of deferred tax assets related to current year losses (Refer to Note 25, Deferred taxes).
Income tax returns of certain Group companies for the years prior to and after the formation of the Group are under examination by the relevant tax authorities. The Group does not believe that any significant additional taxes in excess of those already provided for will arise as a result of these examinations.

Notes to the Consolidated Financial Statements          21

Notes to the Consolidated Financial Statements

12. Intangible assets

EURm	2009	2008

Capitalized development costs
Acquisition cost January 1	1 597	1 531
Additions during the period	26	79
Impairment losses	–	–
Disposals and retirements during the period	(8)	(13)

Accumulated acquisition cost December 31	1 615	1 597

Accumulated amortization January 1	(1 373)	(1 259)
Disposals and retirements during the period	8	11
Amortization for the period	(119)	(125)

Accumulated amortization December 31	(1 484)	(1 373)

Net book value January 1	224	272
Net book value December 31	131	224

Goodwill
Acquisition cost January 1	1 606	1 505
Translation differences	(1)	(8)
Acquisitions	4	109
Impairment losses	(1 609)	–

Accumulated acquisition cost December 31	–	1 606

Net book value January 1	1 606	1 505
Net book value December 31	–	1 606

Other intangible assets
Acquisition cost January 1	2 610	2 571
Translation differences	(6)	(4)
Additions during the period	20	38
Additions through business combinations	–	121
Impairment losses	–	(1)
Disposals and retirements during the period	(9)	(115)

Accumulated acquisition cost December 31	2 615	2 610

Accumulated amortization January 1	(924)	(466)
Translation differences	–	(2)
Disposals and retirements during the period	7	76
Impairment losses	–	1
Amortization for the period	(514)	(533)

Accumulated amortization December 31	(1 431)	(924)

Net book value January 1	1 686	2 105
Net book value December 31	1 184	1 686
At December 31, 2009, other intangible assets include customer relationships with a carrying value of EUR 699 million (EUR 914 million in 2008), developed technology with carrying value of EUR 284 million (EUR 486 million in 2008), and licenses to use tradename and trademark of EUR 161 million (EUR 232 million in 2008). The remaining amortization period of customer relationships averages three years, developed technology two years, and licenses to use tradename and trademark two years.
13. Property, plant and equipment

EURm	2009	2008

Land and water areas
Acquisition cost January 1	4	7
Impairment losses	–	(2)
Additions during the period	–	1
Disposals and retirements during the period	(2)	(2)

Accumulated acquisition cost December 31	2	4

Net book value January 1	4	7
Net book value December 31	2	4

Buildings and constructions
Acquisition cost January 1	196	136
Translation differences	(9)	6
Additions during the period	71	77
Assets classified as held for sale	–	(4)
Impairment losses	–	(7)
Disposals and retirements during the period	(63)	(12)

Accumulated acquisition cost December 31	195	196

Accumulated depreciation January 1	(46)	(32)
Translation differences	2	(1)
Disposals and retirements during the period	34	6
Assets classified as held for sale	–	1
Depreciation for the period	(31)	(20)

Accumulated depreciation December 31	(41)	(46)

Net book value January 1	150	104
Net book value December 31	154	150

Machinery and equipment
Acquisition cost January 1	1 430	1 395
Translation differences	(28)	18
Impairment losses	(1)	(21)
Additions during the period	203	178
Additions through business combinations	1	5
Disposals and retirements during the period	(213)	(145)

Accumulated acquisition cost December 31	1 392	1 430

Accumulated depreciation January 1	(1 074)	(991)
Translation differences	22	(15)
Disposals and retirements during the period	198	135
Depreciation for the period	(196)	(211)
Impairment losses	–	8

Accumulated depreciation December 31	(1 050)	(1 074)

Net book value January 1	356	404
Net book value December 31	342	356

Advance payments and fixed assets under construction
Net carrying amount January 1	44	26
Translation differences	–	1
Additions	17	31
Disposals and retirements during the period	(2)	(4)
Transfers to:
Other intangible assets	(6)	(3)
Buildings and constructions	(11)	–
Machinery and equipment	(19)	(7)

Net carrying amount December 31	23	44

Total property, plant and equipment	521	554

22          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

14. Investments in associated companies

EURm	2009	2008	2007

Net carrying amount January 1	62	58	67
Translation differences	(4)	(2)	–
Additions	3	12	–
Share of results	15	4	4
Dividends	–	(6)	(12)
Impairment	(10)	(4)	–
Disposals	(38)	–	–
Other movements	(2)	–	(1)

Net carrying amount December 31	26	62	58

The Group’s investments in associated companies are in unlisted companies in all years presented. The reporting date of the financial statements used for calculation is within three months of the Group’s period end, in accordance with the availability of financial information of the Group’s associated companies.
     In 2009, the Group sold its investments in three associated companies for EUR 38 million and recognized an impairment charge for one of these companies, refer to Note 8, Impairment. One associated company became a subsidiary with a corresponding reclassification of EUR 2 million. The dividends received for the period are not material.
     In 2008, an impairment of EUR 4 million was recognized on an investment in an associated company upon reclassification as an asset held-for-sale. Additionally, the share of results excluded losses of EUR 17 million on an investment in an associate where the Group recorded, in accrued expenses, its obligation to continue to record losses after the investment has been reduced to nil.

Notes to the Consolidated Financial Statements          23

Notes to the Consolidated Financial Statements
15. Fair value of financial instruments
The following table presents the carrying amounts and the fair values of financial instruments by measurement category:

At December 31, 2009	Carrying amounts
			Financial assets
			and financial	Loans and
	Current available-	Non-current	liabilities at	receivables	Financial liabilities
	for-sale financial	available-for-sale	fair value through	measured at	measured at	Total carrying
EURm	assets	financial assets	profit or loss	amortized cost	amortized cost	amounts	Fair value

Available-for-sale investments in publicly quoted equity shares		2				2	2
Other available-for-sale investments carried at fair value		14				14	14
Long-term loans receivable				46		46	40
Other non-current assets				2		2	2
Accounts receivable				5 787		5 787	5 787
Current portion of long-term loans receivable				14		14	14
Other current financial assets				161		161	161
Derivative assets			108			108	108
Fixed income and money-market investments carried at fair value	345					345	345

Total financial assets	345	16	108	6 010	–	6 479	6 473

Long-term interest-bearing liabilities					1 852	1 852	1 852
Current portion of long-term loans payable					14	14	14
Other long-term non-interest bearing financial liabilities					2	2	2
Short-term borrowings					324	324	324
Derivative liabilities			56			56	56
Accounts payable					2 103	2 103	2 103

Total financial liabilities	–	–	56	–	4 295	4 351	4 351

At December 31, 2008	Carrying amounts
			Financial assets
			and financial	Loans and
	Current available-	Non-current	liabilities at	receivables	Financial liabilities
	for-sale financial	available-for-sale	fair value through	measured at	measured at	Total carrying
EURm	assets	financial assets	profit or loss	amortized cost	amortized cost	amounts	Fair value

Available-for-sale investments in publicly quoted equity shares		2				2	2
Other available-for-sale investments carried at fair value		15				15	15
Long-term loans receivable				27		27	24
Other non-current assets				4		4	4
Accounts receivable				6 813		6 813	6 813
Current portion of long-term loans receivable				102		102	102
Other current financial assets				252		252	252
Derivative assets			278			278	278
Fixed income and money-market investments carried at fair value	844					844	844

Total financial assets	844	17	278	7 198	–	8 337	8 334

Long-term interest-bearing liabilities					1 252	1 252	1 252
Current portion of long-term loans payable					53	53	53
Other long-term non-interest bearing financial liabilities					3	3	3
Short-term borrowings					1 258	1 258	1 258
Derivative liabilities			189			189	189
Accounts payable					2 636	2 636	2 636

Total financial liabilities	–	–	189		5 202	5 391	5 391

The long-term loans receivable fair value is measured by amortizing the future cash flows of customer loans using the current credit risk factor (discount factor) of the borrower, whereas the carrying amount is based on the effective interest rate. The fair value of accounts receivable and accounts payable are assumed to approximate their carrying value due to their short-term nature. The fair value is estimated to be equal to the carrying amount for short-term financial assets and financial liabilities due to the limited credit risk and short maturity. Fixed income and money market investments include available-for-sale investments, liquid assets of EUR 34 million (EUR 135 million in 2008) and available-for-sale investments, cash equivalents of EUR 311 million (EUR 709 million in 2008). The fair value of long-term interest bearing liabilities approximates the carrying amount confirmed by lender confirmations.
For information on the valuation of items measured at fair value refer to Note 1, Accounting principles.
Refer to Note 16, Derivative financial instruments for the split of hedge accounted and non-hedge accounted derivatives.

24          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements
Fair value hierarchy
The following table presents the valuation methods used to determine the fair values of financial instruments carried at fair value:

At December 31, 2009	Instruments with	Valuation technique	Valuation technique
	quoted prices in	using	using non-
	active markets	observable data	observable data
EURm	(Level 1)	(Level 2)	(Level 3)	Total

Fixed income and money-market investments carried at fair value	345			345
Investments at fair value through profit and loss				–
Available-for-sale investments in publicly quoted equity shares	2			2
Other available-for-sale investments carried at fair value		14		14
Derivative assets		108		108

Total financial assets	347	122	–	469

Derivative liabilities		56		56

Total financial liabilities		56		56

Level 1 includes financial assets and liabilities that are measured in whole or in significant part by reference to published quotes in an active market. A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service or regulatory agency and those prices represent actual and regularly occurring market transactions on an arm’s length basis. This level includes listed bonds and other securities, listed shares and exchange traded derivatives.
     Level 2 includes financial assets and liabilities measured using a valuation technique based on assumptions that are supported by prices from observable current market transactions. These are assets and liabilities for which pricing is obtained via pricing services but where prices have not been determined in an active market, financial assets with fair values based on broker quotes, investments in private equity funds with fair values obtained via fund managers and assets that are valued using the Group’s own valuation models in which the material assumptions are market observable. The majority of the Group’s over-the-counter derivatives and several other instruments not traded in active markets fall within this level.
     Level 3 valuation techniques using non-observable inputs mean that fair values are determined in whole or in part using a valuation technique (model) based on assumptions that are neither supported by prices from observable current market transactions in the same instrument nor are they based on available market data. However, the fair value measurement objective remains the same, that is, to estimate an exit price from the Group’s perspective. The main asset classes in this level are unlisted equity investments, unlisted funds, certain auction rate securities and certain complex and/or structured financial instruments. The Group does not have any financial instruments reported in Level 3.
16. Derivative financial instruments

2009	Assets				Liabilities
	Fair				Fair
EURm	value	[1]	Notional	[2]	value [1]	Notional	[2]

Cash flow hedges:
Forward foreign exchange contracts	18		2 896		(15)	2 215
Interest rate swaps	–		–		(2)	330
Derivatives not designated in hedge accounting relationships carried at fair value through profit and loss:
Forward foreign exchange contracts	89		2 414		(39)	1 951
Currency options bought	1		138		–	–
Currency options sold	–		–		–	27

	108		5 448		(56)	4 523

2008	Assets				Liabilities
	Fair				Fair
EURm	value	[1]	Notional	[2]	value [1]	Notional	[2]

Cash flow hedges:
Forward foreign exchange contracts	113		2 330		(87)	3 793
Interest rate swaps	–		–		–	–
Derivatives not designated in hedge accounting relationships carried at fair value through profit and loss:
Forward foreign exchange contracts	165		2 181		(102)	4 126
Currency options bought	–		–		–	–
Currency option sold	–		–		–	–

	278		4 511		(189)	7 919

1	The fair value of derivative financial instruments is included as an asset in Other financial assets and as a liability in Other financial liabilities.

2	Includes the gross amount of all notional values for contracts that have not yet been settled or cancelled. The amount of notional value outstanding is not necessarily a measure or indication of market risk as the exposure of certain contracts may be offset by that of other contracts.

Notes to the Consolidated Financial Statements          25

Notes to the Consolidated Financial Statements

17. Inventories

EURm	2009	2008	2007

Raw materials and supplies	171	212	238
Work in progress	246	329	235
Finished goods	460	711	826
Advances to suppliers	25	45	63

Total	902	1 297	1 362

In 2009, the cost of inventories recognized as an expense during the year and included in Cost of sales was EUR 3 950 million (EUR 5 191 million in 2008 and EUR 4 773 million in 2007).
18. Prepaid expenses and accrued income
Prepaid expenses and accrued income totalled EUR 1 096 million in 2009 (EUR 1 281 million in 2008). Prepaid expenses and accrued income primarily consist of VAT and other tax receivables and amounts related to a managed service contract. Prepaid expenses and accrued income also include prepaid pension costs, accrued interest income and other accrued income, but no amounts which are individually significant.

19. Valuation and qualifying accounts

	Balance at	Charged to cost		Balance at
	beginning of period	and expenses	Deductions [1]	end of year
Allowances on assets to which they apply:	EURm	EURm	EURm	EURm

2007[2]
Allowance for doubtful accounts	203	5	(5)	203
Excess and obsolete inventory	352	54	(62)	344

2008
Allowance for doubtful accounts	203	68	(90)	181
Excess and obsolete inventory	344	91	(177)	258

2009
Allowance for doubtful accounts	181	69	(96)	154
Excess and obsolete inventory	258	121	(107)	272

1	Deductions include utilization and releases of the allowances.

2	Represents a nine-month period through December 31, 2007 as the Group commenced operations on April 1, 2007.

20. Currency translation differences

EURm	Gross	Tax	Net

Balance at April 1, 2007	–	–	–
Exchange differences on translating foreign operations	34	–	34
Reclassification of (gains)/losses to income statement	–	–	–
Attributable to minority interest[1]	(6)	–	(6)

Balance at December 31, 2007	40	–	40

Exchange differences on translating foreign operations	(2)	–	(2)
Reclassification of (gains)/losses to income statement	–	–	–
Attributable to minority interest[1]	3	–	3

Balance at December 31, 2008	35	–	35

Exchange differences on translating foreign operations	(28)	2	(26)
Reclassification of (gains)/losses to income statement	3	–	3
Attributable to minority interest[1]	(10)	–	(10)

Balance at December 31, 2009	20	2	22

1	Deduct amounts attributable to minority interest.
The tax relating to exchange differences on translating foreign operations is current tax.

26          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements
21. Fair value and other reserves

				Available-for-sale
	Hedging reserve			investments			Total
EURm	Gross	Tax	Net	Gross	Tax	Net	Gross	Tax	Net

Balance at April 1, 2007	94	(24)	70	–	–	–	94	(24)	70

Cash flow hedges:
Net fair value gains/(losses)	149	(39)	110	–	–	–	149	(39)	110
Transfer of (gains)/losses to income statement as adjustment to Net Sales	(213)	56	(157)	–	–	–	(213)	56	(157)
Transfer of losses/(gains) to income statement as adjustment to Cost of Sales	80	(22)	58	–	–	–	80	(22)	58

Available-for-sale investments:
Net fair value gains/(losses)	–	–	–	1	–	1	1	–	1

Balance at December 31, 2007	110	(29)	81	1	–	1	111	(29)	82

Cash flow hedges:
Net fair value (losses)/gains	(62)	16	(46)	–	–	–	(62)	16	(46)
Transfer of (gains)/losses to income statement as adjustment to Net Sales	(253)	66	(187)	–	–	–	(253)	66	(187)
Transfer of losses/(gains) to income statement as adjustment to Cost of Sales	136	(35)	101	–	–	–	136	(35)	101

Available-for-sale investments:
Net fair value gains/(losses)	–	–	–	(5)	1	(4)	(5)	1	(4)

Balance at December 31, 2008	(69)	18	(51)	(4)	1	(3)	(73)	19	(54)

Cash flow hedges:
Net fair value gains/(losses)	34	(9)	25	–	–	–	34	(9)	25
Transfer of losses/(gains) to income statement as adjustment to Net Sales	173	(45)	128	–	–	–	173	(45)	128
Transfer of (gains)/losses to income statement as adjustment to Cost of Sales	(74)	19	(55)	–	–	–	(74)	19	(55)

Available-for-sale investments:
Net fair value gains/(losses)	–	–	–	4	(1)	3	4	(1)	3

Balance at December 31, 2009	64	(17)	47	–	–	–	64	(17)	47

In order to ensure that amounts deferred in the cash flow hedging reserve represent only the effective portion of gains and losses on properly designated hedges of future transactions that remain highly probable at the statement of financial position date, the Group has adopted a process under which all derivative gains and losses are initially recognized in the consolidated income statement. The appropriate reserve balance is calculated at the end of each period and posted to the fair value and other reserves.
     The Group regularly reviews the underlying cash flows and the hedges allocated thereto, to ensure that the amounts transferred to the fair value reserves during the years ended December 31, 2009, 2008 and 2007 do not include gains/losses on forward exchange contracts that have been designated to hedge forecasted sales or purchases that are no longer expected to occur.
     All the net fair value gains or losses recorded in the fair value and other reserves at December 31, 2009 on open forward foreign exchange contracts which hedge anticipated future foreign currency sales or purchases, are transferred from the hedging reserve to the consolidated income statement when the forecasted foreign currency cash flows occur, at various dates up to approximately one year from the statement of financial position date.

Notes to the Consolidated Financial Statements          27

Notes to the Consolidated Financial Statements

22. The shares of Nokia Siemens Networks
Nokia Siemens Networks B.V. has four classes of shares divided into 49 999 class A shares, 49 999 class B shares, 25 class C shares and 50 class D shares. All class A shares, class B shares, class C shares and class D shares have been fully paid up.
     The par value of each class A share, class B share and class C share is four euro and the par value of each class D share is one euro.

		Votes
		in the
Share	Number	General
class	of shares	Meetings

Class A	49 999	4
Class B	49 999	4
Class C	25	4
Class D	50	1

The authorized share capital stipulated in the Articles of Association is EUR 400 142.
     At December 31, 2009 and 2008, the share capital of Nokia Siemens Networks B.V. is EUR 400 142 and the total number of shares issued and outstanding are 100 073.
     Each class A share, class B share and class C share entitles the holder to four votes and each class D share entitles the holder to one vote at General Meetings of Nokia Siemens Networks. Class D shares are not entitled to vote on the appointment, removal or suspension of managing directors. The class C and class D shares are not entitled to any balance in a share premium reserve. If dividends or other distributions are made, the shares shall give entitlement to such dividends and other distributions in accordance with the following ratio:
Class A share – 1
Class B share – 1
Class C share – 1/100th
Class D share – 4/100th
The balance of the assets of the Group remaining after all liabilities have been paid shall be distributed among the shareholders as follows; First the share premium reserve, if any, is distributed to the holders of class A or class B shares. The remainder shall be distributed in accordance with the ratio described above.
23. Capital risk management
The Group manages its capital and financing to ensure that entities in the Group will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance.
     The capital structure of the Group consists of debt, which includes borrowings less cash and cash equivalents, and total equity, which comprises issued capital, reserves and retained earnings.
     The Group reviews the capital structure and expected financing requirements on a regular basis. For the Group’s operations, the capital structure has been largely defined by the respective asset contributions of the parent companies on April 1, 2007 and the financing requirements arising from operating and investing activities including restructuring activities. The gearing ratio (Net Debt divided by Total Capital) at December 31, 2009 is 29% (13% in 2008).
     The Group is subject to certain external capital requirements. Refer to Note 33, Risk management.

EURm	2009	2008

Total borrowings[1]	2 028	2 319
Less: cash and cash equivalents	760	1 466

Net Debt	1 268	853
Total Equity[2]	3 094	5 843

Total Capital	4 362	6 696

Gearing Ratio	29%	13%

1	Total borrowings comprise long-term interest bearing liabilities, the current portion of long-term loans and short-term borrowings. In 2009, total borrowings are offset by short-term deposits of EUR 162 million (EUR 244 million in 2008) that were provided by the Group to Nokia. Refer to Note 31, Related party transactions.

2	Total equity comprises all capital and reserves of the Group.
The reduction in equity is due to the increased operating loss recorded in 2009 which was attributable to the goodwill impairment charge and the impact of the significantly lower net sales.
24. Share-based payment
The Group has several share-based incentive programs for former Nokia employees which are accounted for as cash-settled. The programs include global stock option plans, performance share plans and restricted share plans. The share-based incentive awards were granted to former Nokia Networks employees prior to the formation of Nokia Siemens Networks. These employees have retained their rights to share-based incentive awards after the formation of Nokia Siemens Networks in accordance with the terms of a separate agreement between Nokia and Siemens. Both executives and employees participate in these programs.
     The share-based incentive awards are generally forfeited if the employment relationship with the Group terminates and they are conditional upon the fulfillment of such performance, service and other conditions, as determined in the relevant plan rules.
     The total carrying amount for liabilities at December 31, 2009 arising from share-based payment transactions is EUR 67 million (EUR 80 million in 2008) and is included in wages and salaries in Note 26, Accrued expenses.
Global stock option plans
The Group’s outstanding global stock option plans were approved at the Nokia Annual General Meeting in the year when each plan was launched i.e. in 2003, 2005 and 2007.
     Each stock option entitles the holder to subscribe for one new Nokia share. The stock options are non-transferable. All of the stock options have a vesting schedule with 25% vesting one year after grant and 6.25% each quarter thereafter. The stock options granted under the plans generally have a term of five years.
     The determination of the exercise prices follows the rule approved at the Nokia Annual General Meeting for each plan. The exercise prices are determined at the time of grant, on a quarterly basis equaling the trade volume weighted average price of a Nokia share on the NASDAQ OMX Helsinki during the trading days of the first whole week of the second month of the respective calendar quarter (i.e. February, May, August or November) following the approval of the award.

28          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

     The stock option exercises are settled with newly issued Nokia shares which entitle the holder to a dividend for the financial year in which the subscription occurs. Other shareholder rights commence on the date on which the shares subscribed for are registered with the Finnish Trade Register.

Outstanding global stock option plans of the Group, December 31, 2009
The table below sets forth certain information relating to the global stock option plans outstanding at December 31, 2009.

				Vesting status	[2]	Exercise period
				(as percentage
				of total
Plan	Stock	Number of		number of					Exercise
(year of	options	participants	Option	stock options					price/share
launch)	outstanding	(approx.)	(sub)category	outstanding)		First vest date	Last vest date	Expiry date	EUR

2003[1]	931 781	1 000	2Q04	Expired		July 1, 2005	July 1, 2008	December 31, 2009	11.79
			3Q04	Expired		October 3, 2005	October 1, 2008	December 31, 2009	9.44
			4Q04	Expired		January 2, 2006	January 2, 2009	December 31, 2009	12.35

2005[1]	3 927 946	3 000	2Q05	100.00		July 1, 2006	July 1, 2009	December 31, 2010	12.79
			3Q05	100.00		October 1, 2006	October 1, 2009	December 31, 2010	13.09
			4Q05	93.75		January 1, 2007	January 1, 2010	December 31, 2010	14.48
			1Q06	87.50		April 1, 2007	April 1, 2010	December 31, 2011	14.99
			2Q06	81.25		July 1, 2007	July 1, 2010	December 31, 2011	18.02
			3Q06	75.00		October 1, 2007	October 1, 2010	December 31, 2011	15.37
			4Q06	68.75		January 1, 2008	January 1, 2011	December 31, 2011	15.38

2007[1]	7 115	10	2Q07	56.25		July 1, 2008	July 1, 2011	December 31, 2012	18.39
			2Q08	31.25		July 1, 2009	July 1, 2012	December 31, 2013	19.16

1	The Group’s current global stock option plans have a vesting schedule with 25% vesting one year after grant, and quarterly vesting thereafter, each of the quarterly lots representing 6.25% of the total award. The awards vest fully in four years.

2	The total intrinsic value of vested global stock option plans at December 31, 2009 is EUR 12 million (EUR 7 million in 2008).
Total global stock options outstanding

		Weighted average	Weighted average
	Number of shares	exercise price EUR	share price EUR[2]

Shares under option at April 1, 2007	16 106 803	14.90
Net transfers[1]	84 851
Exercised	4 295 629	14.58	22.38
Forfeited	303 986	15.34
Shares under option at December 31, 2007	11 422 337	15.01
Net transfers[1]	43 981
Exercised	1 290 516	14.58	21.99
Forfeited	224 783	16.15
Expired	4 620 067	14.95
Shares under option at December 31, 2008	5 242 990
Net transfers[1]	15 178
Exercised	–		N/A
Forfeited	112 819	17.03
Expired	1 179 932	14.51
Shares under option at December 31, 2009	3 935 061
Options exercisable at December 31, 2009 (shares)	3 486 932	15.66
Options exercisable at December 31, 2008 (shares)	3 911 850	15.14
Options exercisable at December 31, 2007 (shares)	7 892 273	14.66

1	Net transfers include movements of employees between Nokia and Nokia Siemens Networks as the global stock options do not forfeit upon changes of employment between Nokia and Nokia Siemens Networks.

2	In 2007 and 2008 the weighted average share price reflects the price during the period, as options were exercised on a regular basis throughout the period. There were no material exercises during 2009 and as such no weighted average share price is provided.
Notes to the Consolidated Financial Statements          29

Notes to the Consolidated Financial Statements
The options outstanding by range of exercise price at December 31, 2009 are as follows:

	Options outstanding
		Weighted average
		remaining
		contractual life	Weighted average
Exercise prices, EUR	Number of shares	in years	exercise price EUR

12.79-13.09	1 547 081	1.0	12.97
14.48-15.38	58 544	1.8	15.03
18.02-19.16	2 329 436	2.0	18.02

	3 935 061

Performance share plans
Employees of the Group have been granted performance shares under the Global Plans 2005 and 2006 which have been approved by the Nokia Board of Directors. Nokia settles the plans to Nokia Siemens Networks employees using Nokia shares or cash settlement.
     The performance shares represent a commitment by Nokia to deliver Nokia shares to Nokia Siemens Networks employees at a future point in time, subject to Nokia’s fulfillment of pre-defined performance criteria. No performance shares will vest unless Nokia’s performance reaches the threshold level of at least one of the two independent, predefined performance criteria. For performance between the threshold and maximum performance levels the settlement follows a linear scale. Performance exceeding the maximum criteria does not increase the number of shares vesting. The maximum number of performance shares equals four times the number of performance shares originally granted. The criteria are calculated based on Nokia’s average annual net sales growth for the performance period of the plan and earnings per share (EPS) at the end of the performance period.
     The 2005 plan has a four-year performance period with a two-year interim measurement period and the 2006 plan has a three-year performance period without an interim payout. The shares vest after the respective interim measurement period and/or the performance period. Once the shares vest, they will be delivered to the participants. Until the Nokia shares are delivered, the participants will not have any shareholder rights, such as voting or dividend rights associated with the performance shares.
     Based on the performance of Nokia during the performance period 2005-2008, under the 2005 Global Performance Share Plan and during the performance period 2006-2008, under the 2006 Global Performance Share Plan, both threshold performance criteria were exceeded.
     During 2009 all the remaining performance shares vested and were delivered to the participants.

The following table summarizes the Group’s 2005 and 2006 global performance share plans.

	Performance	Number of	Interim
	shares	participants	measurement	Performance	1st (interim)	2nd (final)
Plan	outstanding	(approx.)	period	period	settlement	settlement

2005	–	4 000	2005-2006	2005-2008	2007	2009
2006	–	5 000	N/A	2006-2008	N/A	2009

The following table sets forth the performance criteria of each global performance share plan.

		Threshold Performance		Maximum Performance
			Average annual		Average annual
Plan		EPS1/EUR	net sales growth[1]	EPS1/EUR	net sales growth[1]

2005	Interim	0.75	3%	0.96	12%
	Performance period	0.82	8%	1.33	17%
2006	Performance period	0.96	11%	1.41	26%

1	Both the EPS and Average annual net sales growth criteria have an equal weight of 50%.
30          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

Restricted share plans
Since 2003, Nokia has granted restricted shares to recruit, retain, reward and motivate selected high potential employees, who are critical to the future success of Nokia. The outstanding global restricted share plans, including their terms and conditions, have been approved by the Nokia Board of Directors.
     Nokia settles the plans to Nokia Siemens Networks employees by using Nokia shares or cash settlement. All restricted share awards have a restriction period of three years after grant, after which period the granted shares will vest.
     As soon as practicable after vesting, the Nokia shares are delivered to the recipients. Until the Nokia shares are delivered, the recipients will not have any shareholder rights, such as voting or dividend rights associated with the restricted shares.
     During 2009 all the remaining restricted shares vested and were delivered to the participants. As such there are no restricted shares outstanding as at December 31, 2009 (44 000 shares in 2008).
25. Deferred taxes

EURm	2009	2008

Deferred tax assets:
Inter-company profit in inventory	60	128
Tax losses carried forward	96	130
Provisions	154	256
Fair value gains and losses	15	19
Non-current assets	86	220
Valuation differences on inventory	194	222
Short-term investments	199	176
Current receivables	206	286
Share-based compensation	3	19
Other temporary differences	–	35
Reclassification due to netting of deferred taxes on company level	(335)	(368)

Total deferred tax assets	678	1 123

Deferred tax liabilities:
Non-current assets	(9)	(31)
Fair value gains and losses	(50)	–
Undistributed earnings	(10)	(3)
Valuation differences on inventory	(1)	(10)
Current receivables	(206)	(362)
Provisions	(179)	(163)
Purchase price allocation adjustments on inventory and intangible assets	(195)	(365)
Other temporary differences	–	(60)
Reclassification due to netting of deferred taxes on company level	335	368

Total deferred tax liabilities	(315)	(626)

Net deferred tax asset	363	497

Tax (charged)/credited to other comprehensive income at period end	(17)	19

At December 31, 2009, the Group has loss carry forwards primarily attributable to foreign subsidiaries of EUR 689 million (EUR 571 million in 2008), most of which will expire within ten years.
     At December 31, 2009, the Group has loss carry forwards and temporary differences of EUR 2 509 million (EUR 92 million in 2008) for which no deferred tax assets were recognized in the consolidated financial statements due to a history of recent losses in certain jurisdictions. The amount of temporary differences for which no deferred tax assets were recognized was EUR 2 250 million and the corresponding amount of loss carry forwards was EUR 259 million. EUR 63 million of these loss carry forwards will expire within five years and EUR 196 million of these loss carry forwards have no expiry date.
     The recognition of the remaining deferred tax assets is supported by profit projections in the relevant jurisdictions.
     At December 31, 2009, the Group has undistributed earnings of EUR 180 million (EUR 131 million in 2008) for which no deferred tax liability was recognized as these earnings are considered to be permanent investments.
26. Accrued expenses

EURm	2009	2008

Social security, VAT and other taxes	525	816
Wages and salaries	210	406
Billings in excess of costs incurred[1]	451	677
Advance payments	528	506
Other accrued expenses	1 036	1 248

Total	2 750	3 653

1	Refer to Note 4, Revenue recognition.
Other accrued expenses include various amounts which are individually insignificant.

Notes to the Consolidated Financial Statements          31

Notes to the Consolidated Financial Statements
27. Provisions

						Other
	Warranty	IPR			Product	project
EURm	and Retrofit	infringements	Tax	Restructuring	portfolio	losses	Other	Total

At January 1, 2008	275	39	29	441	53	97	126	1 060
Additional provisions	72	19	7	212	391	408	123	1 232
Changes in estimates	(74)	(19)	–	(210)	(13)	(41)	(80)	(437)

Charged to income statement	(2)	–	7	2	378	367	43	795

Other changes							153	153
Utilized during year	(34)	(5)	–	(180)	(154)	(219)	(89)	(681)

At December 31, 2008	239	34	36	263	277	245	233	1 327

At January 1, 2009	239	34	36	263	277	245	233	1 327
Additional provisions	52	6	33	60	60	269	184	664
Changes in estimates	(110)	(10)	–	(44)	(68)	(63)	(67)	(362)

Charged to income statement	(58)	(4)	33	16	(8)	206	117	302

Other changes							(41)	(41)
Utilized during year	(78)	(2)	–	(177)	(149)	(254)	(76)	(736)

At December 31, 2009	103	28	69	102	120	197	233	852

EURm	2009	2008

Analysis of total provisions at December 31:
Non-current	274	244
Current	578	1 083

Warranty provisions relate to products sold. The Group’s policy for estimating warranty provisions is disclosed in Note 1, Accounting principles. In 2009, the changes in estimates include expired warranty obligations and reflect lower volumes in the current period. Additionally, approximately EUR 26 million in warranty provisions for certain customer projects or contracts was reclassified to either deferred revenue or construction project cost estimates where the warranty costs are incurred over the life of a project. Utilization for the current period includes EUR 36 million related to one specific customer case settled in 2009. Outflows of warranty provisions are generally expected to occur in the next 18 months.
     The intellectual property rights (IPR) provision is based on estimated future settlements for asserted and unasserted past IPR infringements. Final resolution of IPR claims generally occurs over several periods. The timing of outflows related to tax provisions is inherently uncertain. The majority of outflows related to restructuring is expected to occur over the next three years.
     Product portfolio provisions are for the alignment of the product portfolio and the related replacement of discontinued products at customer sites. Most such contracts were signed in 2008 with contract fulfillment extending primarily into 2009 and 2010. Provisions for other project losses relate to onerous contracts. The Group’s policy for providing for onerous contracts is disclosed in Note 1, Accounting principles.
     Other provisions include provisions for merger-related activities, such as onerous volume commitments, and provisions for other contractual obligations.

32          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

28. Commitments and contingencies

EURm	2009	2008

Collateral for the Group’s commitments
Assets pledged	3	–

Contingent liabilities on behalf of Group companies
Other guarantees	1 162	2 772

Contingent liabilities on behalf of other companies
Other guarantees	2	–

Financing commitments
Customer finance commitments[1]	92	192

1	Refer to Note 33, Risk management
The amounts above represent the maximum principal amount of commitments and contingencies.
     At December 31, 2009, assets pledged for the Group’s own commitments are EUR 3 million (EUR 0 million in 2008).
     At December 31, 2009, Other guarantees include commercial guarantees of EUR 1 013 million (EUR 2 682 million in 2008) provided to certain customers of the Group in the form of bank guarantees or corporate guarantees issued by some of the Group’s entities. These instruments entitle the customer to claim payment as compensation for non-performance by the Group of its obligations under network infrastructure supply agreements. Depending on the nature of the guarantee, compensation is payable on demand or subject to verification of non-performance. The volume of Other guarantees decreased due to the release of certain commercial guarantees and the exclusion of those guarantees where the probability of the claim is considered remote.
     At December 31, 2009, guarantees for Other financial commitments on behalf of other companies are EUR 2 million (EUR 0 million in 2008). The amount represents commercial guarantees issued on behalf of third parties.
     At December 31, 2009, financing commitments of EUR 92 million (EUR 192 million in 2008) are available under loan facilities negotiated mainly with the Group’s customers. Availability of the amounts is dependent upon the borrower’s continuing compliance with stated financial and operational covenants and compliance with other administrative terms of the facility. The loan facilities are primarily available to fund capital expenditure relating to purchases of network infrastructure equipment and services.
     The Group is party to routine litigation incidental to the normal conduct of business. In the opinion of management, the outcome of such litigation is not likely to be material to the financial condition or result of operations.
     At December 31, 2009, the Group had purchase commitments of EUR 693 million (EUR 857 million in 2008) relating to commitments from service agreements, outsourcing arrangements and inventory purchase obligations, primarily for purchases in 2010 through 2012.
29. Leasing contracts
The Group leases office, manufacturing and warehouse space under various non-cancellable operating leases. Certain contracts contain renewal options for various periods of time.
     The future costs for non-cancellable leasing contracts are as follows:

EURm		Operating leases

Leasing payments	2010	225

	2011	179

	2012	128

	2013	91

	2014	66

	Thereafter	139

	Total	828

Rental expense amounts to EUR 251 million in 2009 (EUR 256 million in 2008 and EUR 166 million in 2007).
30. Non-current assets (disposal groups) classified as held-for-sale
The Group had one property, an investment in an associated company and a disposal group consisting of its Intelligence Solutions business, which were classified as held-for-sale at December 31, 2008. The sale of these assets and the disposal group was completed during 2009. At December 31, 2009, the Group has no non-current assets or disposal groups classified as held-for-sale.
31. Related party transactions
Nokia and Siemens contributed to Nokia Siemens Networks certain tangible and intangible assets and certain business interests that comprised Nokia’s networks business and Siemens’ carrier-related operations. Nokia and Siemens each own approximately 50% of Nokia Siemens Networks. Nokia has the ability to appoint the CEO of the Group and the majority of the members of the Board of Directors. Accordingly, Nokia is deemed to have control and thus consolidates the results of Nokia Siemens Networks in its financial statements. Siemens accounts for its ownership using the equity method of accounting.
     The Group previously made contributions to the Nokia Pension Foundation which had its pension liabilities and related assets transferred to a third-party insurance company in 2008. The Group’s contributions to pension schemes are disclosed in Note 6, Pensions. At December 31, 2008, all plan assets have been transferred to the Group.
Transactions with the Group’s shareholders
The Group has a number of contracts with its shareholders, Nokia and Siemens, and their subsidiary companies. The related business transactions for 2009, 2008 and 2007 are summarized in the following table. Sales transactions with the parent companies mainly relate to historical contracts agreed by the parent companies prior to the formation of the Group, where the Group now has an obligation to

Notes to the Consolidated Financial Statements          33

Notes to the Consolidated Financial Statements

deliver products or services to fulfill those agreements. The amounts outstanding are unsecured and will be settled in cash. There have been no guarantees provided or received for any related party receivables or payables. No expense has been recognized in the period for bad or doubtful debts in respect of the amounts owed by the related parties. At December 31, 2009, EUR 3 million (EUR 17 million in 2008) of the valuation allowance in the statement of financial position relates to amounts owed by various Siemens’ entities.
     During 2009, the Group incurred expenses of EUR 876 million (EUR 986 million in 2008 and EUR 894 million in 2007) receiving products and services from both shareholders relating to information technology (IT) infrastructure, shared services, leases and software development. The Group also incurred expenses related to share-based compensation from Nokia. Refer to Note 24, Share-based payment.
     The Group’s transactions with its shareholders are summarized in the following table:

											Loan or
											other finance
											liability balances
	Sales of goods			Purchases of			Amounts owed by		Amounts owed to		outstanding to
	or services			goods or services			related parties		related parties		shareholders
EURm	2009	2008	2007[1]	2009	2008	2007[1]	2009	2008	2009	2008	2009	2008

Nokia	6	1	12	258	267	303	193	301	321	345	910	775
Siemens	95	90	63	618	719	591	34	47	49	179	776	526

1	Represents the nine-month period through December 31, 2007 as the Group commenced operations on April 1, 2007.
The deposits and loans with Nokia and Siemens are described in the following tables:

2009	Amount of loan
Description of loans or other finance	in the agreement	Original	Interest rate at	Balance at
receivables and liabilities	currency	term	December 31	December 31

Short-term deposit from Nokia Siemens Networks to Nokia to compensate the local borrowing from Nokia in China	EUR 136 million	9 days	0.35%	EUR 136 million
Short-term deposit from Nokia Siemens Networks to Nokia to compensate the local borrowing from Nokia in China	VEF 81 million	24 – 276 days	3.0 – 6.0%	EUR 26 million
Short-term loans from Nokia to Nokia Siemens Networks China	CNY 1 600 million	6 to 12 months	4.4 – 4.8%	EUR 160 million

Long-term loans from Nokia to Nokia Siemens	EUR 500 million	4 years 6 months	1.6%	EUR 500 million
Networks Finance BV – maturing in April 2013	EUR 250 million	3 years 6 months	8.2%	EUR 250 million

Long-term loans from Siemens to Nokia Siemens	EUR 500 million	4 years 6 months	1.6%	EUR 500 million
Networks Finance BV – maturing in April 2013	EUR 250 million	3 years 6 months	8.2%	EUR 250 million

2008	Amount of loan
Description of loans or other finance	in the agreement	Original	Interest rate at	Balance at
receivables and liabilities	currency	term	December 31	December 31

Short-term deposit from Nokia Siemens Networks Finance BV to Nokia to compensate the local borrowing from Nokia in China and India.	EUR 244 million	10 days	2.50%	EUR 244 million
Short-term loans from Nokia to Nokia Siemens Networks India	INR 5 002 million	1 to 3 months	9.0 – 10.9%	EUR 79 million
Short-term loans from Nokia to Nokia Siemens Networks China	CNY 1 600 million	6 to 12 months	5.9 – 6.7%	EUR 177 million

Long-term loans from Nokia to Nokia Siemens Networks Finance BV – maturing in April 2011	EUR 500 million	2 years 6 months	5.9 – 6.0%	EUR 500 million

Long-term loans from Siemens to Nokia Siemens Networks Finance BV – maturing in April 2011	EUR 500 million	2 years 6 months	5.9 – 6.0%	EUR 500 million

34          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

The Group maintains offsetting deposits at Nokia as long as loans from Nokia are outstanding in China. A EUR 26 million interest-free loan from Siemens was granted to the Group to bridge-finance the Group for certain payments withheld by a customer.
     Nokia and Siemens have also granted credit facilities to Nokia Siemens Networks. The Group has committed credit lines totalling EUR 750 million from Nokia and EUR 750 million from Siemens which are fully drawn at December 31, 2009. Additionally, both parent companies have provided overdraft facilities to the Group of EUR 50 million each. The outstanding balances of both overdraft facilities are zero at December 31, 2009 and they have not been utilized during the year. All credit facilities will mature in April 2013 but the overdraft facility can be cancelled by the parent companies at one month’s prior notice. No commitment fees are paid on any of the facilities.
     In 2008, the Group had committed credit lines of EUR 500 million from Nokia and of EUR 500 million from Siemens which were fully drawn at December 31, 2008. Additionally, both parent companies had provided overdraft facilities to the Group of EUR 50 million each in October 2008. The outstanding balances of both overdraft facilities were zero at December 31, 2008 and they had not been utilized during the year.
     At December 31, 2009, the Group also has deferred contracts with its parent companies. These contracts required invoicing to be done by the respective parent companies, with which the original transaction had been contracted, but the risks and revenues related to fulfilling the contractual requirements remained with the Group when these contracts transferred to the Group after April 1, 2007. The receivables associated with these deferred contracts with Nokia and Siemens are included in the above amounts owed by related parties.
Lease transactions with the Group’s shareholders
The Group has multiple operating leases with both Nokia and Siemens. These operating leases mainly relate to property and typically have a lease term of five years or longer. The Group leases this property from Nokia and Siemens to support its network operations around the world. Total lease expenses paid in 2009 to Nokia and Siemens are EUR 20 million (EUR 21 million in 2008 and EUR 21 million in 2007) and EUR 64 million (EUR 85 million in 2008 and EUR 21 million in 2007) respectively.
     The future costs for leasing contracts are as follows:

EURm		Nokia	Siemens

Leasing payments
	2010	17	51
	2011	17	42
	2012	10	35
	2013	7	29
	2014	7	25
	Thereafter	18	20

	Total	76	202

Transactions and positions with associated companies

EURm	2009	2008	2007[1]

Share of results of associated companies	32	(13)	4
Dividend income	–	6	12
Share of shareholders’ equity of associated companies	27	43	56
Sales to associated companies	8	56	82
Purchases from associated companies	211	162	125
Receivables from associated companies	2	29	61
Liabilities to associated companies	31	8	69

1	Represents the nine-month period through December 31, 2007 as the Group commenced operations on April 1, 2007.
Management compensation
The remuneration of the Nokia Siemens Networks’ Executive Board during the period was as follows:

EURm	2009	2008	2007[1]

Short-term benefits	8	13	6
Other long-term benefits	5	4	3
Share-based compensation expense	–	(1)	3

Total	13	16	12

1	Represents the nine-month period through December 31, 2007 as the Group commenced operations on April 1, 2007.
The number of executive board members ranged from 12 to 13 members during the year (11 to 13 members in 2008 and 9 to 11 members in 2007). The remuneration presented above includes the executive board members only for the time they were on the Executive Board.
Board of Directors
The members of the Board of Directors are appointed by the parent companies of the Group, who represent the shareholders of the Group. The appointed members are employees of the parent companies and receive no remuneration or retirement benefits from the Group for the services they provide as members of the Board of Directors.
     There were no loans granted to the members of the Group Executive Board or the Board of Directors at December 31, 2009.

Notes to the Consolidated Financial Statements          35

Notes to the Consolidated Financial Statements

32. Notes to the consolidated statement of cash flows

EURm	2009	2008	2007

Adjustments for:
Depreciation and amortization	860	889	677
Scrapping/write-off of property,
plant and equipment/intangible assets	17	4	–
Inventory purchase price allocation
step up realization	–	–	182
Profit on sale of property, plant and
equipment, available-for-sale
investments and Group companies	(28)	(11)	(53)
Income taxes	371	(162)	(425)
Share of results of associated companies	(32)	13	(4)
Minority interest	8	35	30
Financial income and expenses	182	148	51
Transfer from hedging reserve to sales and cost of sales	100	(117)	(133)
Impairment charges	1 620	47	–
Share-based compensation	(12)	(19)	100
Post-employment benefits	36	(17)	–
Non-cash part of restructuring provision,
one-off activities and impairment charges	118	404	856

Adjustments, total	3 240	1 214	1 281

Change in net working capital:
Decrease/(increase) in current receivables	1 144	30	(2 242)
Decrease/(increase) in inventories	375	(2)	(11)
(Decrease)/increase in interest-free short-term borrowings	(1 837)	(606)	1 553
Decrease/(increase) in loans to customers	91	113	(97)

Change in net working capital	(227)	(465)	(797)

The Group did not engage in any material non-cash activities in the periods presented.
     The Transfer from hedging reserve to sales and cost of sales for 2008 and 2007 have been reclassified for comparability purposes between other financial income and expenses and Adjustments to loss attributable to equity holders of the parent in Net cash from operating activities in the consolidated statement of cash flows.
33. Risk management
General risk management principles
The Group’s overall risk management concept is based on visibility of the key risks preventing the Group from reaching its business objectives. This covers all risk areas: strategic, operational, financial and hazard risks. Risk management at the Group is a systematic and proactive way to analyze, review and manage all opportunities, threats and risks related to the Group’s objectives rather than solely to eliminate risks. The Group’s Treasury function focuses on financial risks.
Financial risks
The Group’s objective is to guarantee cost-efficient funding at all times and to identify, evaluate and hedge financial risks and optimize cash management processes. There is a strong focus in the Group on creating shareholder value. Treasury activities support this aim by minimizing the adverse effects caused by fluctuations in the financial markets on the profitability of the underlying business.
     Treasury activities are governed by policies approved by the Board of Directors. Treasury policy provides principles for overall financial risk management and determines the allocation of responsibilities for financial risk management in the Group. Operating procedures cover specific areas such as foreign exchange risk, interest rate risk, use of derivative financial instruments, as well as liquidity and credit risk. The Group is risk averse in its treasury activities.
(a) Market risk
Foreign exchange risk
The objective of the foreign exchange (FX) risk management activities is to support the Group in protecting shareholder value by minimizing the effects of uncertainty in the international foreign exchange markets. The main principle is that all major foreign exchange exposures are identified, analyzed and hedged by the Group’s treasury function. Specifically:
•	Statement of financial position risks from foreign exchange positions in currencies other than the functional currency of the respective Group entity are identified and hedged on an ongoing basis.
•	Cash flow risks arising from forecasted sales and purchases of the Group are concentrated mainly in the operations of Finland. Those risks in currencies other than euro, are identified on a monthly basis and hedged under hedge accounting for a period up to 15 months. Typically, cash flows from these forecasted sales and purchases are realized within a period of 12-15 months.
     The Group has some exposure due to unhedged risks which consists of exposures in currencies that either cannot be hedged or which are considered immaterial. In 2009, these currencies represent less than 4% of the Group’s Net sales. Exposures are mainly hedged with derivative financial instruments such as forward foreign exchange contracts and foreign exchange options. The majority of financial instruments hedging foreign exchange risk have a duration of less than a year. The Group does not hedge forecasted foreign currency cash flows beyond two years.
     Since the Group has entities where the functional currency is other than euro, the Group’s shareholders’ equity is exposed to fluctuations in exchange rates. Equity changes caused by movements in foreign exchange rates are shown as a Currency translation difference in the Group’s consolidated financial statements. The Group may use, from time to time, foreign exchange contracts and foreign currency denominated loans to hedge its equity exposure arising from foreign net investments.
     The Group has an entity in Venezuela where the functional currency is the currency of a hyperinflationary economy. The Group assessed the entity’s financial statements in accordance with IAS 29, Financial Reporting in Hyperinflationary Economies. The impact is not material in 2009.

36          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

The tables below present the currencies that represent a significant portion of the currency mix in outstanding financial instruments at December 31, 2009 and 2008:

2009
EURm	USD	JPY	INR	GBP	Other

FX derivatives used as cash flow hedge (net amount)[1,4]	869	79	78	59	191
FX exposure from statement of financial position items (net amount)[3]	1 222	15	254	127	808
FX derivatives not designated in a hedge relationship and
carried at fair value through profit and loss (absolute net amount)[2,4]	1 546	21	206	108	609

2008
EURm	USD	BRL	INR	GBP	Other

FX derivatives used as cash flow hedge (net amount)[1,4]	1 434	—	129	96	324
FX exposure from statement of financial position items (net amount)[3]	3 175	295	205	178	1 127
FX derivatives not designated in a hedge relationship and
carried at fair value through profit and loss (absolute net amount)[2,4]	3 314	243	212	179	875

1	The foreign exchange derivatives are used to hedge the foreign exchange risk from forecasted highly probable cash flows related to sales, purchases and business acquisition activities. In some of the currencies, especially US dollars (USD), the group has substantial foreign exchange risks in both estimated cash inflows and outflows, which have been netted in the table. Refer to Note 21, Fair value and other reserves for more details on hedge accounting. The underlying exposures for which these hedges are entered into are not presented in the table, as they are highly probable cash flows and commitments that do not meet the definition of financial instruments.

2	The statement of financial position items which are denominated in the foreign currencies are hedged by a portion of foreign exchange derivatives not designated in a hedge relationship and carried at fair value through profit and loss, resulting in offsetting foreign exchange gains or losses in the financial income and expenses.

3	The Group’s foreign exchange exposure is predominantly long in US dollar against the euro.

4	The Group has hedged the balance exposure with a combination of foreign exchange forwards and foreign exchange options in 2009.
The Group views translational risk as long term economic investment commitments. As such, translational risk is not featured in the above tables if hedging of the related risk item is not carried out.

Interest rate risk
The Group is exposed to interest rate risk either through market value fluctuations of statement of financial position items (i.e. price risk) or through changes in interest income or expenses. Interest rate risk mainly arises through interest-bearing liabilities and assets. Estimated future changes in cash flows and statement of financial position structure also expose the Group to interest rate risk.
     The objective of interest rate risk management is to support the Group in maximizing its shareholder value by optimizing the balance between minimizing uncertainties caused by fluctuations in interest rates and minimizing the consolidated net interest expense.
     The interest rate exposure of the Group is monitored and managed centrally by the Group’s treasury function. Due to the current statement of financial position structure of the Group, primary emphasis is placed on managing the interest rate risk of debt.

	2009		2008
EURm	Fixed rate	Floating rate	Fixed rate	Floating rate

Assets	498	503	948	1 031
Liabilities[1,2]	(543)	(1 620)	(1 361)	(1 149)

Assets and liabilities before derivatives	(45)	(1 117)	(413)	(118)
Interest rate derivatives	(332)	330	–	–

Net debt exposure	(377)	(787)	(413)	(118)

1	Decrease in fixed rate liabilities is mainly due to a decrease in borrowing from several counterparties on an uncommitted basis.

2	Increase in floating rate liabilities is mainly due to increases in shareholder loans.

Notes to the Consolidated Financial Statements          37

Notes to the Consolidated Financial Statements

Value-at-Risk
In 2009, the Group adopted the Value-at-Risk (VaR) risk management methodology instead of the 95% nominal foreign exchange risk management methodology used in 2008. The VaR based methodology provides estimates of potential fair value losses in market risk sensitive instruments as a result of adverse changes in specified market factors, at a specified confidence level over a defined holding period. For the Group, the foreign exchange VaR is calculated using the Monte Carlo method which simulates random values for exchange rates in which the Group has exposures and it takes the non-linear price function of certain foreign exchange derivative instruments into account. The variance-covariance methodology is used to assess and measure the interest rate risk.
     The VaR is determined using volatilities and correlations of rates and prices estimated from a one-year sample of historical market data, at 95% confidence level, using a one-month holding period. To put more weight on recent market conditions, an exponentially weighted moving average is performed on the data with an appropriate decay factor. This model implies that within a one-month holding period, the potential loss will not exceed the VaR estimate in 95% of possible outcomes. In the remaining 5% of possible outcomes, the potential loss will be at minimum equal to the VaR figure and on average, substantially higher.
     The VaR methodology relies on a number of assumptions such as: (a) risks are measured under average market conditions, assuming the market risk factors follow normal distributions; (b) future movements in market risk factors follow estimated historical movements; and (c) the assessed exposures do not change during the holding period. Thus, it is possible that for any given month, the potential losses at 95% confidence level are different and could be substantially higher than the estimated VaR.
Foreign exchange Value-at-Risk
The VaR figures for the Group’s financial instruments which are sensitive to foreign exchange fluctuations are presented in the table below. As defined in IFRS 7, Financial Instruments: Disclosures, the financial instruments included in the VaR calculations are: 1) foreign exchange exposures from outstanding statement of financial position items and other foreign exchange derivatives carried at fair value through profit and loss which are not in a hedge relationship and are mostly used for hedging statement of financial position items 2) foreign exchange derivatives designated as forecasted cash flow hedges. Most of the VaR is caused by these derivatives as forecasted cash flow exposures are not financial instruments as defined in IFRS 7 and thus not included in the VaR calculation.
Foreign exchange position Value-at-Risk

EURm	2009	2008

At December 31	41	229
Average for the year	99	124
Range for the year	26-242	35-263

Interest rate Value-at-Risk
Interest rate VaR is calculated using the variance-covariance method to assess and measure interest rate risk. The VaR figures for the Group’s interest rate exposure in the investment and debt portfolios are presented in the table below. Sensitivities to credit spreads are not reflected in the figures below.
Interest rate Value-at-Risk

EURm	2009	2008

At December 31	5	1
Average for the year	4	1
Range for the year	3-7	1-3

(b) Credit risk
Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. Credit risk arises from bank and cash, fixed income and money-market investments, derivative financial instruments, loans receivable as well as credit exposures to customers, including outstanding receivables, financial guarantees and committed transactions. Credit risk is managed separately for business related exposure and financial credit exposure.
     Except as detailed in the following table, the maximum exposure to credit risk is limited to the book value of the financial assets as included in the Group’s consolidated statement of financial position:

EURm	2009	2008

Financial guarantees given on behalf of
customers or suppliers	–	–
Loan commitments given but not used	92	192

	92	192

Business related credit risk
The Group aims to ensure the highest possible quality in accounts receivable and loans due from customers, with the shortest possible turnover time. The credit policy, approved by the Board of Directors, lays out the framework for the management of the business related credit risks in all Group companies and affiliates.
     Credit exposure is measured as the total of accounts receivable, loan receivables outstanding and loan commitments.
     The credit policy requires credit decisions to be based on credit rating. The rating policy defines the rating principles. Ratings are approved by the rating committee. Credit risks are approved and monitored according to the credit policy. Concentrations of customer or country risks are monitored at Group level. When appropriate, assumed credit risks are mitigated with the use of approved instruments and sale of receivables.
     The Group has recognized valuation allowances as needed, based on an analysis of customers’ credit quality and credit history. The Group’s valuation allowance represents an estimate of expected losses in respect of accounts receivable and customer loans. All receivables and loans are considered on an individual basis for valuation allowance testing.
     Three customers account for approximately 3.2%, 2.7% and 2.7% of the Group’s accounts receivable and loans receivable at December 31, 2009 (5.7%, 4.0% and 3.9% in 2008), while the top three credit exposures by country amounted to 9.2%, 7.4% and 7.2% (11.9%, 9.4% and 8.8% in 2008).
     At December 31, 2009, the gross carrying amount of accounts receivable, related to customer balances for which valuation allowances have been recognized, is EUR 2 198 million (EUR 2 578 million in 2008). The valuation allowance for these accounts receivable is EUR 154 million (EUR 181 million in 2008). Refer to Note 19, Valuation and qualifying accounts.

38          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

     At December 31, 2009, an amount of EUR 282 million (EUR 192 million in 2008) relates to past due receivables related to customers for which no valuation allowance was recognized. The aging of these receivables is as follows:

EURm	2009	2008

Past due 0-30 days	91	89
Past due 31-180 days	97	71
More than 180 days	94	32

	282	192

At December 31, 2009, the gross carrying amount of customer loans for which valuation allowances have been recognized, is EUR 4 million (EUR 4 million in 2008). The valuation allowance for these loans is EUR 4 million (EUR 4 million in 2008). There are no past due loans to customers.
     The carrying amount of financial assets that would otherwise be past due or impaired but for which terms have been renegotiated is EUR 36 million (EUR 0 million in 2008).
     At December 31, 2009, the Group has accounts receivable and the associated liability of EUR 1 million (nil in 2008) which has not qualified for derecognition as the risks and rewards were not transferred for part of the sale of the receivable transaction.
Financial credit risk
Financial instruments contain an element of risk of loss resulting from counterparties being unable to meet their obligations. This risk is monitored and managed centrally. The Group minimizes financial credit risk by limiting its counterparties to a sufficient number of major banks and financial institutions.
     In addition, the Group also monitors the total potential financial losses should its counterparties be unable to fulfill their obligations on the open derivative contracts the Group has maintained with them on an ongoing basis.
(c) Liquidity risk
Liquidity risk is defined as financial distress or extraordinary high financing costs arising due to a shortage of liquid funds in a situation where business conditions unexpectedly deteriorate and require financing. Transactional liquidity risk is defined as the risk of executing a financial transaction below fair market value, or not being able to execute the transaction at all within a specific period of time.
     The objective of liquidity risk management is to maintain sufficient liquidity and to ensure that it is available fast enough without endangering its value, in order to avoid uncertainty related to financial distress at all times.
     The Group ensures a sufficient liquidity at all times by efficient cash management and by keeping sufficient committed and uncommitted credit lines available. The Group has EUR 1 500 million subordinate loan due on April 3, 2013 from its parent companies which is fully drawn. Additionally, the parent companies have provided a committed overdraft facility of EUR 100 million which has not been used at December 31, 2009.
     The Group entered into a EUR 2 000 million multi-currency revolving credit facility which is available for general corporate purposes. Nokia Siemens Networks B.V. acts as the Guarantor. The facility includes certain financial covenants relating to the gearing and financial leverage of the Group. Additionally, an interest coverage test will become effective in 2010. At December 31, 2009 EUR 49 million of the facility has been utilized and all financial covenants are satisfied.
     In July 2009, the Group drew a EUR 250 million loan from the European Investment Bank (“EIB”) which matures in July 2016. The EIB loan includes similar financial covenants to the EUR 2 000 million revolving credit facility and all financial covenants are satisfied at December 31, 2009. Nokia Siemens Networks B.V. acts as the Guarantor. The proceeds of the loan are used to finance investments in research and development in Radio Access Network technology. Additionally, the Group is borrowing from several counterparties on an uncommitted basis.
     The Group’s major credit facilities are subject to cross default provisions. The Group is in compliance with these cross default provisions at December 31, 2009. Breaches in bank covenants in certain other loans, if not corrected in time, might result in a default in the facilities and subsequently will become payable on demand.
     On March 30, 2010 amendments were agreed with the lenders of the revolving credit facility in relation to the financial covenants and some other matters. The amendments allow for restructuring charges relating to the measures announced by the Group and the current market situation. Similar amendments to the Group’s loan with the EIB were also agreed on March 30, 2010.
     The committed pension premium loan of EUR 200 million which was drawn in full in 2008, was repaid fully on a voluntary basis by September 2009.

Notes to the Consolidated Financial Statements          39

Notes to the Consolidated Financial Statements

The following table is an undiscounted cash flow analysis for both financial assets and financial liabilities that are presented on the consolidated statement of financial position and ‘off-balance sheet’ instruments such as loan commitments according to their remaining contractual maturity.

At December 31, 2009	Due	Due between	Due between	Due between	Due
	within 3	3 and 12	1 and 3	3 and 5	beyond 5
EURm	months	months	years	years	years

Non-current financial assets
Long-term loans receivable			36	6	4
Other non-current assets	–	–	1	–	1

Current financial assets
Current portion of long-term loans receivable	4	11	–	–	–
Short-term loans receivable[3]	162	–	–	–	–
Available-for-sale investments	313	34	–	–	–
Cash	449	–	–	–	–
Cash flows related to derivative financial assets net settled:
Derivative contracts – receipts	–	–	–	–	–
Cash flows related to derivative financial assets gross settled:
Derivative contracts – receipts	4 484	964	–	–	–
Derivative contracts – payments	(4 416)	(935)	–	–	–
Accounts receivable[1,2]	3 341	918	73	–	–

Non-current financial liabilities
Long-term liabilities	26	50	300	1 634	109

Current financial liabilities
Current portion of long-term loans	2	11	–	–	–
Short-term liabilities	197	134	–	–	–
Cash flows related to derivative financial liabilities net settled:
Derivative contracts – payments	(1)	(4)	(9)	(3)	–
Cash flows related to derivative financial liabilities gross settled:
Derivative contracts – receipts	3 513	680	–	–	–
Derivative contracts – payments	(3 555)	(693)	–	–	–
Accounts payable[2]	2 016	83	4	–	–

Contingent financial assets and liabilities
Loan commitments given[4]	52	40	–	–	–
Financial guarantee given uncalled	–	–	–	–	–
Loan commitments obtained	–	–	2 051	–	–

40          Nokia Siemens Networks in 2009

Notes to the Consolidated Financial Statements

At December 31, 2008	Due	Due between	Due between	Due between	Due
	within 3	3 and 12	1 and 3	3 and 5	beyond 5
EURm	months	months	years	years	years

Non-current financial assets
Long-term loans receivable	–	–	19	6	8
Other non-current assets	1	1	1	0	0

Current financial assets
Current portion of long-term loans receivable	5	101	–	–	–
Short-term loans receivable[3]	252	–	–	–	–
Available-for-sale investment	782	65	–	–	–
Cash	758	–	–	–	–
Cash flows related to derivative financial assets net settled:
Derivative contracts – receipts	–	–	–	–	–
Cash flows related to derivative financial assets gross settled:
Derivative contracts – receipts	3 232	1 280	–	–	–
Derivative contracts – payments	(3 253)	(1 176)	–	–	–
Accounts receivable[1,2]	3 526	1 012	70	–	–

Non-current financial liabilities
Long-term liabilities	–	–	1 307	56	90

Current financial liabilities
Currrent portion of long-term loans	–	56	–	–	–
Short-term liabilities	762	531	–	–	–
Cash flows related to derivative financial liabilities net settled:
Derivative contracts – payments	–	–	–	–	–
Cash flows related to derivative financial liabilities gross settled:
Derivative contracts – receipts	(4 934)	(2 984)	–	–	–
Derivative contracts – payments	4 936	2 988	–	–	–
Accounts payable[2]	2 554	77	5	–	–

Contingent financial assets and liabilities
Loan commitments given[4]	11	151	–	30	–
Financial guarantee given uncalled	–	–	–	–	–
Loan commitments obtained	–	–	100	–	–

1	Accounts receivable maturity analysis does not include receivables accounted for based on the percentage of completion method of EUR 1 455 million (EUR 2 205 million in 2008).

2	The fair values of accounts receivable and payable are assumed to approximate their carrying values due to their short term nature.

3	Short-term loans receivable are included in other financial assets.

4	Loan commitments given but undrawn have been included in the earliest period in which they could be drawn.
For the above tables, a line-by-line reconciliation to the consolidated statement of financial position is not possible due to the inclusion of ‘off-balance sheet’ instruments such as loan commitments and the inclusion of interest receivable and payable.

Hazard risk
The Group takes risks to achieve growth, gain competitive advantage and deliver superior shareholder returns. Risk management as a core management capability is designed to ensure that all financial, reputational and other losses to the Group and its customers are minimized through preventive risk management measures or purchase of insurance. The Group has adopted a common and systematic approach to the management of risks across all of its businesses, platforms and processes. Risk management facilitates assurance that the Group’s risks are known to the senior management and managed effectively. Insurance is purchased for material risks which cannot be internally managed and where insurance is available.
34. Subsequent events
Conversion of loans from the parent companies into equity
On March 30, 2010 borrowings of EUR 1 000 million from the Group’s parent companies were converted into preferred shares in Nokia Siemens Networks B.V.
Amendments to the revolving credit facility and the European Investment Bank loan agreements.
On March 30, 2010 amendments were agreed with the lenders of the revolving credit facility in relation to the financial covenants and some other matters. The amendments allow for restructuring charges relating to the measures announced by the Group and the current market situation. Similar amendments to the Group’s loan with the European Investment Bank were also agreed on March 30, 2010.
Restructuring
On January 13, 2010 the Group announced the closure of its unit in Boca Raton, Florida. The announcement related to the Group’s plans to reduce costs. As a result of the closure, the workforce is expected to be reduced by approximately 80 employees by the end of 2010.
     Additionally, on March 4, 2010 the Group announced the first stage of its global personnel review. The Group proposed a limited introduction of voluntary exit packages in Finland and short-time work in Germany.

Notes to the Consolidated Financial Statements          41

Notes to the Consolidated Financial Statements

Currency devaluation in Venezuela
The currency devaluation in Venezuela as announced in January 2010 will generate a loss of approximately EUR 24 million in the consolidated income statement in the first quarter of 2010. This impact is primarily related to the valuation of monetary assets and liabilities, denominated in currencies other than the functional currency of the Group’s Venezuelan entity, in the statement of financial position of the Group’s entity in Venezuela.

42          Nokia Siemens Networks in 2009

Mailing address:
Nokia Siemens Networks Oy
P.O. Box 1
FI-02022 Nokia Siemens Networks
Finland
Visiting addresses:
Nokia Siemens Networks Oy
Karaportti 3,
02610 Espoo, Finland
Phone +358 (0)7140 04000
www.nokiasiemensnetworks.com
Nokia Siemens Networks B.V.
Werner von Siemensstraat 7
2712 PN Zoetermeer
The Netherlands
Nokia Siemens Networks GmbH & Co. KG.
St.-Martin-Str. 76
81541 Munich, Germany